Exhibit 10.1
Execution Version
REVOLVING CREDIT AGREEMENT
dated as of April 1, 2026
among
BLUE OWL DIGITAL INFRASTRUCTURE OPERATING PARTNERSHIP LP
as the Parent,
BODIT SPV LLC,
as the Borrower
The Several Lenders and Letter of Credit Issuers
from Time to Time Parties Hereto,
BANK OF AMERICA, N.A.,
as the Administrative Agent

BANK OF AMERICA, N.A.,
as the Collateral Agent,
BANK OF AMERICA SECURITIES, INC.,
as Lead Arranger and Lead Bookrunner

TABLE OF CONTENTS

-i-

-ii-

8.6 Governmental Approvals................................... 92
8.7 Investment Company Act................................... 92
8.8 True and Complete Disclosure........................... 92
8.9 Financial Condition; Financial Statements; MAE. 93

9.12 Financial Covenants under Other Indebtedness.. 100

-iii-

12.11 Agents Under Security Documents and Guarantee 117

-iv-

13.22 Nature of Borrower Obligations........................ 139
13.23 Acknowledgment and Consent to Bail-In of Affected Financial Institutions.......................... 140
13.24 Acknowledgment Regarding Any Supported QFCs 141
13.25

Certain ERISA Matters
Certain ERISA Matters

142
-v-

SCHEDULES
Schedule 1.1(a)    Commitments of Lenders
Schedule 1.1(c)    Closing Date Liens
Schedule 1.1(f)    Letter of Credit Commitments
Schedule 8.13    Subsidiaries
Schedule 13.2    Notice Addresses
EXHIBITS
Exhibit A    Form of Joinder Agreement
Exhibit B    Form of Guarantee
Exhibit C    Form of Pledge Agreement
Exhibit D    Form of Credit Party Closing Certificate
Exhibit E    Form of Assignment and Acceptance
Exhibit F    Form of Promissory Note
Exhibit G-1    Form of First Lien Intercreditor Agreement
Exhibit G-2    Form of Second Lien Intercreditor Agreement
Exhibit H-1    Form of Non-Bank Tax Certificate
(For Non-U.S. Lenders That Are Not Partnerships
For U.S. Federal Income Tax Purposes)
Exhibit H-2    Form of Non-Bank Tax Certificate
(For Non-U.S. Lenders That Are Partnerships
For U.S. Federal Income Tax Purposes)
Exhibit H-3    Form of Non-Bank Tax Certificate
(For Non-U.S. Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)
Exhibit H-4    Form of Non-Bank Tax Certificate
(For Foreign Participants That Are Partnerships
For U.S. Federal Income Tax Purposes)
Exhibit I    Form of Notice of Borrowing or Continuation or Conversion
Exhibit J    Form of Solvency Certificate
Exhibit K    Form of Compliance Certificate

-vi-

REVOLVING CREDIT AGREEMENT
REVOLVING CREDIT AGREEMENT, dated as of April 1, 2026, among BLUE OWL DIGITAL INFRASTRUCTURE OPERATING PARTNERSHIP LP, a Delaware limited partnership (as the “Parent”), BODIT SPV LLC, a Delaware limited liability company (as the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), the Letter of Credit Issuers from time to time parties hereto, BANK OF AMERICA, N.A. (“BANA”), as the Administrative Agent, and BANA, as the Collateral Agent (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1).
WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Revolving Credit Loans in an aggregate principal amount at any time not exceeding the sum of the Revolving Credit Commitments hereunder less the sum of the Lenders’ aggregate Letter of Credit Exposure at such time, made available at any time and from time to time on and after the Closing Date for working capital and general corporate purposes (including to finance capital expenditures and the acquisition of certain data center-related properties);
WHEREAS, the Borrower has requested that any Letter of Credit Issuer issues Letters of Credit on and after the Closing Date at any time and from time to time prior to the L/C Facility Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of $100,000,000 (or such additional amount pursuant to any Letter of Credit Increase); and
WHEREAS, the Lenders and Letter of Credit Issuers are willing to make available to the Borrower such Revolving Credit Loans and Letters of Credit upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
Section 1.Definitions.
1.1Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
“ABR” means for any day a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate in effect on such day plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by BANA as its “prime rate” and (c) Term SOFR plus 1.00%. The “prime rate” is a rate set by BANA based upon various factors including BANA’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by BANA shall take effect at the opening of business on the day specified in the public announcement of such change.
“ABR Loan” shall mean each Loan bearing interest based on the ABR.
“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Revolving Credit Commitment” shall have the meaning provided in Section 2.14(a).
“Additional Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).
“Additional Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).
“Adjusted Total Revolving Credit Commitment” shall mean, at any time, the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.
“Administrative Agent” shall mean BANA, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.
“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Institutional Lender” shall mean (i) any fund or client managed by an adviser within the credit focused division of Sponsor, (ii) funds and accounts managed by Sponsor or its Affiliates, and (iii) any other Affiliate of the Borrower that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.
“Affiliated Lender” shall mean a Lender that is Sponsor or any Affiliate thereof (other than the Borrower, any other Subsidiary of the Borrower, or any Affiliated Institutional Lender).
“Agent Party” and “Agent Parties” shall have the meaning provided in Section 13.17(b).
“Agents” shall mean the Administrative Agent, the Collateral Agent and the Lead Arranger.
“Agreement” shall mean this Revolving Credit Agreement.
“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and other applicable laws, rules, and regulations concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means all applicable laws, regulations, and government guidance relating to anti-money laundering and financial crimes, including the Bank Secrecy Act (31

U.S.C. § 5311 et seq.), the USA PATRIOT Act (Pub. L. 107-56), 31 C.F.R. § 1010.230 (Beneficial Ownership Regulation), and any related rules and regulations promulgated thereunder, each as amended from time to time.
“Applicable Margin” shall mean a percentage per annum equal to the applicable margin set forth below under the caption “Term SOFR Loan Margin” or “ABR Loan Margin”, as the case may be, in each case based upon the LTV as of the end of the fiscal quarter for which consolidated financial statements have most recently been delivered pursuant to Section 9.1(a) or Section 9.1(b); provided that, notwithstanding the foregoing, through the end of the first full fiscal quarter ended after the Closing Date, the Applicable Margin shall be based on the rates per annum set forth in Category 1 below.

LTV	Term SOFR Loan Margin	ABR Loan Margin	Letter of Credit Fee Rate
Category 1: < 55%	1.95%	0.95%	1.95%
Category 2: ≥ 55% and < 60%	2.05%	1.05%	2.05%
Category 3: ≥ 60% and < 65%	2.15%	1.15%	2.15%
Category 4: ≥ 65%	2.25%	1.25%	2.25%

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Extended Revolving Credit Commitments or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment and (b) the Applicable Margin in respect of any Class of Additional Revolving Credit Commitments, any Class of Incremental Revolving Credit Commitments, or any Class of Loans in respect of Additional Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Joinder Agreement.
“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Asset Sale” shall mean the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of material property or assets (including by way of a Sale Leaseback) (each a “disposition”) of the Borrower, in each case, other than:
(i)any disposition of Cash Equivalents or Investment Grade Securities or obsolete, worn out, damaged or surplus property or property (including leasehold property interests) that is no longer economically practical in its business or commercially desirable to maintain or no longer used or useful equipment in the ordinary course of business or any disposition of inventory, immaterial assets, or goods (or other assets) in the ordinary course of business;

(ii)the disposition of all or substantially all of the assets of, or the conversion of any equity interests in, the Borrower in a manner permitted pursuant to Section 10.2;
(iii)the incurrence of any Permitted Liens or the making of any Restricted Payment that is permitted to be made, and is made, pursuant to Section 10.4 or of any Investment not otherwise prohibited hereunder;
(iv)any sale or disposition of assets (whether tangible or intangible) or issuance or sale of Equity Interests of any Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than (A) the greater of $37,500,000 and 1.25% of Consolidated Total Assets (as reflected in the most recently delivered Section 9.1 Financials (calculated on a Pro Forma Basis) at the time of such disposition) individually or (B) the greater of $75,000,000 and 2.5% of Consolidated Total Assets (as reflected in the most recently delivered Section 9.1 Financials (calculated on a Pro Forma Basis) at the time of such disposition) in the aggregate;
(v)any disposition of property or assets or issuance of securities by the Borrower to any Subsidiary;
(vi)to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(vii)foreclosures, condemnation, casualty or any similar action on assets (including dispositions in connection therewith);
(viii)disposition of Receivable Assets, or participations therein, in connection with any Receivables Facility;
(ix)any financing transaction with respect to property built or acquired by the Borrower after the Closing Date, including Sale Leasebacks and asset securitizations permitted by this Agreement;
(x)(1) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims, (2) the termination or collapse of cost sharing agreements with the Borrower and the settlement of any crossing payments in connection therewith, or (3) the settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former consultants, directors, officers, or employees of the Borrower (or any direct or indirect parent company of the Borrower) or any of their successors or assigns;
(xi)the disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;
(xii)the non-exclusive licensing, cross-licensing or sub-licensing of Intellectual Property or other general intangibles (whether pursuant to franchise agreements or otherwise) in the ordinary course of business;
(xiii)the unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;

(xiv)sales, transfers, and other dispositions of (i) Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements and (ii) property or assets, if the acquisition of such property or assets was financed with Excluded Contributions;
(xv)the lapse or abandonment of Intellectual Property rights in the ordinary course of business, which in the reasonable business judgment of the Borrower are not material to the conduct of the business of the Borrower;
(xvi)dispositions of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 450 days thereof, (2) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property (which replacement property is actually purchased within 450 days thereof) or (3) such dispositions are necessary or advisable (as determined by the Borrower in good faith) in order to obtain or increase the likelihood of obtaining the approval of any Governmental Authority to consummate or avoid the prohibition or other restriction on the consummation of any permitted acquisition of any Person, business or assets;
(xvii)lease, assignments, subleases, licenses, or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower;
(xviii)dispositions of non-core assets acquired in connection with any Permitted Acquisition or Investment permitted hereunder;
(xix)sales, transfers and other dispositions of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof;
(xx)any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater Fair Market Value or usefulness to the business of the Borrower, as determined in good faith by the Borrower; and
(xxi)any sale, lease, sub-lease or other disposition of property or services in the ordinary course of business pursuant to the terms of any Lease or service agreement.
“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit E, or such other form as may be approved by the Administrative Agent and the Borrower.
“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (or equivalent governing body) (if an officer), the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Controller, the Vice President-Finance, a Senior Vice President, a Director, a Manager, the Secretary, the Assistant Secretary or any other senior officer or agent with express authority to act on behalf of such Person (or, if such Person is a limited partnership, its general partner) designated as such by the board of directors or other managing authority of such Person (or, if such Person is a limited partnership, its general partner).
“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).

“Available Commitment” shall mean an amount equal to the excess, if any, of (i) the amount of the Total Revolving Credit Commitment over (ii) the sum of the aggregate principal amount of, without duplication, (a) all Revolving Credit Loans then outstanding and (b) the aggregate Letters of Credit Outstanding at such time.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.18(d).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“BANA” shall have the meaning provided in the preamble to this Agreement.
“Bankrupt Subsidiary” shall mean any Subsidiary of the Parent with respect to which any of the following has occurred: (a) such Subsidiary shall have commenced a voluntary case, proceeding or action concerning itself under the Bankruptcy Code; (b) an involuntary case, proceeding or action has been commenced against such Subsidiary and the petition has not been controverted within 60 days after commencement of such case, proceeding or action; (c) an involuntary case, proceeding or action has been commenced against such Subsidiary and the petition has not been dismissed within 60 days after commencement of such case, proceeding or action; (d) a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person has been appointed for, or has taken charge of, all or substantially all of the property of such Subsidiary; (e) such Subsidiary has commenced any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Subsidiary; (f) there has been commenced against such Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; (g) such Subsidiary has been adjudicated bankrupt; (h) any order of relief or other order approving any such case, proceeding or action has been entered with respect to such Subsidiary; (i) such Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or (j) such Subsidiary has made a general assignment for the benefit of creditors.
“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Benchmark” shall mean, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18(a).
“Benchmark Rate Business Day” means a U.S. Government Securities Business Day.
“Benchmark Replacement” shall mean the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)Daily Simple SOFR; and
(b)in the event Daily Simple SOFR is unavailable, the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (B) the related Benchmark Replacement Adjustment; provided that, in the case of clause (B) above, such adjustment shall not be in the form of an increase to the Applicable Margin.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to such then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein solely to the extent such event applies to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to then-current Benchmark:
(a)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark solely to the extent that a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.18 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.18.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefited Lender” shall have the meaning provided in Section 13.8(a).
“BHC Act Affiliate” shall have the meaning provided in Section 13.24(b).
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“BODIT” shall mean Blue Owl Digital Infrastructure Trust, a Maryland statutory trust.
“BODIT Valuation Principles” shall mean the Net Asset Value Calculation and Valuation Guidelines set forth in the Private Placement Memorandum of BODIT, as in effect on the Closing Date.
“Borrower” shall have the meaning provided in the preamble to this Agreement.
“Borrower Competitor” shall mean a Person who is a competitor of the Borrower and its Subsidiaries (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are managed by such competitors and are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business with an “ethical wall” or similar barriers in place to protect the exchange of information to such competitor) that are separately identified by name in writing by the Borrower to the Administrative Agent from time to time.
“Borrower Materials” shall have the meaning provided in Section 13.17(b).
“Borrowing” shall mean Loans of the same Class and Type made, converted, or continued on the same date and, in the case of Term SOFR Borrowings, as to which a single Interest Period is in effect.
“Business Day” shall mean any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be, in relation to any Term SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such Term SOFR Loans or any other dealings of such Loans referencing Term SOFR, any such day that is only a U.S. Government Securities Business Day.
“Calculation Date” shall mean the last Business Day of March, June, September and December each year.
“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, subject to Section 1.12.
“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).
“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, subject to Section 1.12.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Letter of Credit Issuers shall agree in their sole discretion, other credit support. “Cash Collateral” shall have a correlative meaning and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” shall mean:
(a)Dollars,
(b)securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,
(c)certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with (i) any commercial bank having capital and surplus of not less than $100,000,000 or (ii) any commercial bank (or the parent company of such bank) whose short-term commercial paper rating is at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency),
(d)repurchase obligations for underlying securities of the types described in clauses (b), (c), and (h) entered into with any financial institution meeting the qualifications specified in clause (c) above,
(e)commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof,
(f)marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof,

(g)readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,
(h)Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition,
(i)Investments in industrial development revenue Bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (c) are supported by a direct pay letter of credit covering principal and accrued interest, and
(j)investment funds investing 90% of their assets in securities of the types described in clauses (a) through (h) above.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than Dollars; provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under the Credit Documents regardless of the treatment of such items under GAAP.
“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.
“Cash Management Services” shall mean any one or more of the following types of services or facilities: (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, cash pooling, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services), (iii) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements and (iv) and other services related, ancillary or complementary to the foregoing.
“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), including, for avoidance of doubt, any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III in each case, after the Closing Date.

“Change of Control” shall mean and be deemed to have occurred if (i) Sponsor or an Affiliate thereof ceases to be the investment adviser of BODIT, (ii) any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding Voting Stock of BODIT that exceeds 35% thereof, (iii) BODIT shall cease to be the general partner of Parent or shall otherwise cease to Control Parent or (iv) Parent shall cease to directly Control the Borrower. For purposes of this definition, (x) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (y) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (z) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of BODIT directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (ii) of this definition is triggered.
“charges” has the meaning provided in Section 2.8(k).
“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Additional Revolving Credit Loans, New Revolving Credit Loans or Extended Revolving Credit Loans (of the same Extension Series), and (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Additional Revolving Credit Commitment, a New Revolving Credit Commitment or an Extended Revolving Credit Commitment (of the same Extension Series).
“Closing Date” shall mean April 1, 2026.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all property pledged or purported to be pledged pursuant to the Security Documents.
“Collateral Agent” shall mean BANA, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9.
“Commitment Fee” shall have the meaning provided in Section 4.1(a).
“Commitment Fee Rate” shall mean, for any day, a rate equal to 0.25% per annum.
“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment, New Revolving Credit Commitment, Extended Revolving Credit Commitment, Additional Revolving Credit Commitment or Incremental Revolving Credit Commitment.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning provided in Section 13.17.
“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit K.

“Confidential Information” shall have the meaning provided in Section 13.16.
“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Consolidated Net Operating Income” shall mean, for any period, the aggregate Net Operating Income of the Borrower and its Subsidiaries plus, the net income from Unconsolidated Affiliates under the “equity method” as reported in the LTV Financials.
“Consolidated Property Values” shall mean, on any date of determination, the sum of:
(a)all of the following of the Borrower and its Non-Bankrupt Subsidiaries:
(i)with respect to any Property, other Investments and assets owned (or leased) as of the determination date and reflected in the most recent LTV Financials, the value reflected in such LTV Financials; minus
(ii)unrestricted cash and Cash Equivalents of the Borrower and its Non-Bankrupt Subsidiaries on such date;
Section 2.in each case, as determined by the Borrower in good faith in accordance with the methodology used to calculate the fair value portion of “net asset value” as provided in the BODIT Valuation Principles; plus
(a)with respect to Unconsolidated Affiliates, an amount equal to the Borrower’s and its Non-Bankrupt Subsidiaries’ pro rata share of the fair value of the Equity Interests of such Unconsolidated Affiliates, as reflected in the most recent LTV Financials (as determined by the Borrower in good faith in accordance with the methodology used to calculate the fair value portion of “net asset value” as provided in the BODIT Valuation Principles), which in all cases shall be calculated net of the Borrower’s and its Subsidiaries’ pro rata share of such Unconsolidated Affiliates’ liabilities, including Indebtedness.
“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Parent and its Subsidiaries at such date.
“Consolidated Total Net Debt” shall mean, on any date of determination, (a) the aggregate principal balance of outstanding Specified Indebtedness of the Borrower and its Non-Bankrupt

Subsidiaries on such date (measured excluding any guarantee of such Indebtedness incurred by the Borrower or any of its Non-Bankrupt Subsidiaries) minus (b) unrestricted cash and Cash Equivalents of the Borrower and its Non-Bankrupt Subsidiaries on such date.
“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital (including through customary equity contribution agreements and guarantees thereof entered into in connection with asset-level financings other than any guarantee or other obligation of such Person with respect to the payment of interest on Indebtedness of any primary obligor) of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contractual Requirement” shall have the meaning provided in Section 8.3.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” shall have the meaning provided in Section 13.24(b).
“Covered Party” shall have the meaning provided in Section 13.24(a).
“Credit Documents” shall mean this Agreement, each Joinder Agreement, each Extension Amendment, the Guarantees, the Security Documents, and any promissory notes issued by the Borrower pursuant hereto.
“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.
“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.
“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.
“Credit Party” shall mean the Borrower and the Guarantor.
“Cured Default” shall have the meaning assigned to such term in Section 1.2(j).
“Daily Simple SOFR” shall mean, for any day (a “Daily SOFR Determination Day”), a rate per annum equal to SOFR for the day that is three (3) U.S. Government Securities Business Day prior to (a) if such Daily SOFR Determination Day is a U.S. Government Securities Business Day, such Daily SOFR Determination Day or (b) if such Daily SOFR Determination Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Daily SOFR Determination Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR

Administrator’s website; provided, further, that if Daily Simple SOFR determined as provided above shall ever be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Daily SOFR Determination Day” shall have the meaning assigned to it in the definition of Daily Simple SOFR.
“Data Security Breach” shall mean any unauthorized or unlawful unauthorized access to, acquisition of, disclosure, use, loss, alteration, destruction, or compromise of data or information, including Personal Information, in the possession or control of any of the Borrower or the other Credit Parties.
“Debt Service” shall mean, for any period, the sum, computed without duplication, of the following: (a) all scheduled principal amounts of any Indebtedness payable by the Borrower and its Subsidiaries during such period (excluding any prepayment (optional or mandatory) payable during such period and any payments of principal due at maturity) plus (b) the sum of all interest in respect of any Indebtedness accrued during such period plus (c) the net amounts, if any, payable by or to the Borrower and its Subsidiaries under any Hedge Agreements (other than termination or unwind payments thereunder) accrued during such period whether or not paid or received during such period plus (d) all fees payable under Section 4.1 during such period.
“Debt Service Coverage Ratio” shall mean, for any Calculation Date, the ratio of Consolidated Net Operating Income to Debt Service for the Test Period ending on such Calculation Date.
“Default” shall mean any event, act, or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” shall have the meaning provided in Section 2.8(g).
“Default Right” shall have the meaning provided in Section 13.24(b).
“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.
“Derivative Counterparty” shall have the meaning provided in Section 13.16.
“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation, executed by either a senior vice president or the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.3.
“Designated Preferred Stock” shall mean preferred stock of the Borrower or any direct or indirect parent company of the Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to a Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Borrower or the parent company thereof, as the case may be, on the issuance date thereof.
“disposition” shall have the meaning assigned such term in the definition of Asset Sale.
“Disqualified Lenders” shall mean such Persons (i) that have been specified by name in writing to the Administrative Agent and the Lead Arranger prior to the commencement of “primary syndication” as being Disqualified Lenders or, with the written consent of the Administrative Agent, on and after such date (and, in each case, known or reasonably identifiable Affiliates thereof), (ii) any Borrower Competitor, (iii)  any financial institution or other Person that engages in distressed debt, vulture or take-over lending or investing and (iv) any Excluded Affiliates; provided that in no event shall any notice given pursuant to this definition apply to retroactively disqualify any Person who previously acquired and continues to hold, any Loans, Commitments or participations prior to the receipt of such notice. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender; provided that the Administrative Agent shall not disclose, verbally or in writing, the list of entities that are Disqualified Lenders except that in connection with an assignment, the Administrative Agent may confirm (verbally and in writing), upon the request of any Lender, whether a potential assignee is a Disqualified Lender (so long as such Lender agrees to keep such identity confidential); provided further that the Borrower may, at any time after the Closing Date by written notice to the Administrative Agent, designate that any Person who would otherwise constitute a Disqualified Lender will not be a Disqualified Lender for purposes of this Agreement.
“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, in whole or in part, in each case, prior to the Revolving Credit Maturity Date; provided that (i) if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability and (ii) any Capital Stock issued in connection with any conversion by the Borrower or any Credit Party or Subsidiary to a REIT or TRS (or issued thereafter in connection with such REIT or TRS) shall not constitute Disqualified Stock for any purpose hereunder.
“Distressed Person” shall have the meaning provided such term in the definition of “Lender-Related Distress Event.”
“Division” shall have the meaning assigned to such term in Section 1.15.
“Dollars” and “$” shall mean dollars in lawful currency of the United States.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, investigation, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials) or the environment (including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna).
“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the environment, (including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands), or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, or penalties), resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the exposure of any Person to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment (including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna) or (e) any contract, agreement or other consensual arrangement the extent to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414 (b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” shall mean (i) the failure of any Pension Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Pension Plan; (ii) the existence with respect to any Pension Plan of a non-exempt Prohibited Transaction which could reasonably be expected to result in liability to a Credit Party; (iii) any Reportable Event with respect to a Pension Plan; (iv) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vii) the termination of, or the appointment of a trustee to administer, any Pension Plan under Section 4042 of ERISA or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA), including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (viii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan under Section 4041 or 4042 of ERISA; (ix) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (within the meaning of Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or the complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from any Multiemployer Plan; (xi) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, or terminated (within the meaning of Section 4041A of ERISA); or (xii) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.
“Erroneous Payment” shall have the meaning provided in Section 12.14(a).
“Erroneous Payment Deficiency Assignment” shall have the meaning provided in Section 12.14(c).
“Erroneous Payment Impacted Class” shall have the meaning provided in Section 12.14(c).
“Erroneous Payment Return Deficiency” shall have the meaning provided in Section 12.14(c).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning provided in Section 11.
“Excluded Affiliates” shall mean Affiliates of the Lead Arranger that are engaged as principals primarily in private equity, mezzanine financing or venture capital (other than a limited number of senior employees who are required, in accordance with industry regulations or the Lead Arranger’s (or its Affiliate’s) internal policies and procedures, to act in a supervisory capacity and the Lead Arranger’s internal legal, compliance, risk management, credit or investment committee members).
“Excluded Contribution” shall mean net cash proceeds, the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Borrower from (i) contributions to its common equity capital, and (ii) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an officer’s certificate, delivered to the Administrative Agent, executed by either an Authorized Officer of the Borrower or Parent within 180 days after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be; provided that any non-cash assets shall qualify only if acquired by a parent of the Borrower in an arm’s-length transaction within the six months prior to such contribution.
“Excluded Swap Obligation” shall mean, with respect to any Swap Obligor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Swap Obligor of, or the grant by such Swap Obligor of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Swap Obligor as specified in any agreement between the relevant Swap Obligors and counterparty applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal or unlawful.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its overall net income, net profits, or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local, or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (ii) with respect to any Revolving Loan, any U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any Credit Document that is required to be imposed on amounts payable to or for the account of a Lender (or other recipient) pursuant to laws in force at the time such Lender acquires an interest in any Credit Document (or designates a new lending office), other than in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 13.7 (or that designates a new lending office pursuant to a request by the Borrower), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.4, (iii) any Taxes attributable to such recipient’s failure to comply with Section 5.4(a) or (iv) any Tax imposed under FATCA.
“Existing Revolving Credit Class” shall have the meaning provided in Section 2.14(h)(i).
“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(h)(i).
“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.14(h)(i).
“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(h)(i).
“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(h)(i).
“Extended Revolving Loan Maturity Date” shall mean the date on which any tranche of Extended Revolving Credit Loans matures.
“Extending Lender” shall have the meaning provided in Section 2.14(h)(ii).
“Extension Amendment” shall have the meaning provided in Section 2.14(h)(iii).
“Extension Date” shall have the meaning provided in Section 2.14(h)(iv).
“Extension Election” shall have the meaning provided in Section 2.14(h)(ii).
“Extension Request” shall have the meaning provided in Section 2.14(h)(i).
“Extension Series” shall mean all Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Revolving Credit Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, and amortization schedule.
“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner on NYFRB’s Website, and published on the next succeeding Business Day by the NYFRB as the federal funds effective date, provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.
“Fee Letter” shall mean the Fee Letter, dated as of April 1, 2026, among the Lead Arranger and the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified pursuant to any joinder agreements thereto.
“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1(a).
“Financial Incurrence Tests” shall have the meaning provided in Section 1.11(a).
“First Lien Intercreditor Agreement” shall mean an intercreditor agreement (i) substantially in the form of Exhibit G-1 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrower) or (ii) or in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, in each case, among the Administrative Agent, the Collateral Agent, and the representatives for purposes thereof for holders of one or more classes of First Lien Obligations.
“First Lien Obligations” shall mean the Obligations and obligations in respect of Indebtedness secured by Liens on the Collateral that rank on an equal priority basis (but without regard to the control of remedies) with Liens on the Collateral securing the Obligations.
“Fixed Amounts” shall have the meaning provided in Section 1.11(a).
“Floor” shall mean the benchmark rate floor with respect to Term SOFR, which shall be equal to 0.0%.
“Forward-Looking Information” shall have the meaning provided in Section 8.8(a).
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to each Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fronting Fee” shall have the meaning provided in Section 4.1(d).
“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.
“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supranational body exercising such powers or functions, such as the European Union or the European Central Bank).
“Granting Lender” shall have the meaning provided in Section 13.6(g).
“Guarantee” shall mean the Guarantee made by the Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B.
“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantor” shall mean the Parent.
“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics, by any Environmental Law.
“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any “International Foreign Exchange Master Agreement”, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements.
“Impacted Loans” shall have the meaning provided in Section 2.10(a).
“Increased Amount Date” shall mean, with respect to any Incremental Revolving Credit Commitments, the date on which such Incremental Revolving Credit Commitments shall be effective.
“Incremental Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).
“Incremental Revolving Credit Loans” shall have the meaning provided in Section 2.14(b).
“Incremental Revolving Credit Maturity Date” shall mean the date on which any tranche of Revolving Credit Loans made pursuant to the Lenders’ Incremental Revolving Credit Commitments matures.
“Incremental Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).
“incur” and “incurrence” shall have the meaning provided in Section 10.1.
“Incurrence Based Amounts” shall have the meaning provided in Section 1.11(a).
“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Parent or the Borrower solely by reason of push down accounting under GAAP shall be excluded, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business and other than nonrecourse carve-out guarantees for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” and other customary similar exceptions to nonrecourse liability, in each case, until a claim is made with respect thereto and then shall be included only to the extent of the amount of such claim; provided that, in the case of any such guaranty that is partially recourse, the portion that is recourse to such Person shall constitute Indebtedness of such Person, (iii) to the extent not otherwise included, any Disqualified Stock, and (iv) to the extent not otherwise included, the obligations of the type referred to in clause (i) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations or indemnity obligations incurred in the ordinary course of business, (2) obligations under or in respect of Receivables Facilities, (3) prepaid or deferred revenue arising in the ordinary course of business, (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (5) any balance that constitutes a trade payable or similar obligation to a trade creditor, accrued in the ordinary course of business, (6) any earn-out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (7) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (8) accrued expenses and royalties, (9) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days or (10) leases that would not be classified as Capitalized Lease Obligations. The amount of Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.
For all purposes hereof, the Indebtedness of the Borrower or any Subsidiary shall exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice.
“Indemnified Liabilities” shall have the meaning provided in Section 13.5.
“Indemnified Persons” shall have the meaning provided in Section 13.5.
“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.
“Initial Default” shall have the meaning assigned to such term in Section 1.2(j).
“Initial Quarter” shall have the meaning assigned to such term in Section 10.9(a).
“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA.
“Intellectual Property” shall mean intellectual property, including all (i) (a) patents, inventions, processes, developments, technology, and know-how; (b) copyrights (including copyrights in software) and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, Internet domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non-public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisionals, re-issues, re-examinations, or similar legal protections related to the foregoing.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.
“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person and investments that are required by GAAP to be classified on the consolidated balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Borrower, intercompany loans (including guarantees), advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower in respect of such Investment (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).
“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.
“Investment Grade Securities” shall mean:
(a)securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),
(b)debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its Subsidiaries,
(c)investments in any fund that invest at least 90% in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment or distribution, and
(d)corresponding instruments in countries other than the United States customarily utilized for high-quality investments.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” as International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Request and any other document, agreement, and instrument entered into by any Letter of Credit Issuer and the Borrower or in favor of any Letter of Credit Issuer and relating to such Letter of Credit.
“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A.

“Junior Debt” shall mean any Indebtedness (other than any permitted intercompany Indebtedness owing between and among the Borrower or any other Credit Party) that is Subordinated Indebtedness.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.
“L/C Facility Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that the L/C Facility Maturity Date may be extended beyond such date with the consent of the applicable Letter of Credit Issuer.
“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any rule of law or standard practices to which any Letter of Credit is subject (such as Rules 3.13 and 3.14 of the International Standby Practices (ISP98) and Article 29 of the UCP) or any express term of the Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time.
“L/C Participant” shall have the meaning provided in Section 3.3(a).
“L/C Participation” shall have the meaning provided in Section 3.3(a).
“L/C Sublimit” shall mean up to $100,000,000 (as increased by any Letter of Credit Increase) in the aggregate amount of Letters of Credit that may be issued under the Revolving Credit Facility.
“Land” shall mean any undeveloped land parcel, whether owned or ground-leased.
“Lead Arranger” shall mean Bank of America Securities, Inc., in its capacity as lead arranger.
“Lease” shall mean any lease, master service agreement, co-location agreement, hosting services agreement or other similar agreement (including booked-but-not-billed leases), as amended or supplemented, and each guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto with respect to such any such agreement.
“Lender” shall have the meaning provided in the preamble to this Agreement.
“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, unless such Lender notifies the Administrative Agent in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified, in writing, the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (iv) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations under this Agreement or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.
“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”) a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.
“Letter of Credit” and “Letters of Credit” shall mean each standby letter of credit issued pursuant to Section 3.1(a).
“Letter of Credit Commitments” shall mean (a) with respect to the Letter of Credit Issuers specifically identified in clause (a) of the definition of “Letter of Credit Issuers”, as of the Closing Date, with respect to each Letter of Credit Issuer, the applicable percentage of the L/C Sublimit as set forth on Schedule 1.1(f) to this Agreement, (b) after the addition of any other Letter of Credit Issuer as referenced in the definition of “Letter of Credit Issuers”, the percentage agreed to between such additional Letter of Credit Issuer and the Borrower (with the Letter of Credit Commitments of each pre-existing Letter of Credit Issuer as elected by the Borrower in consultation with each such pre-existing Letter of Credit Issuer) and (c) any new or additional commitments in respect of Letters of Credit provided by any Lender that agrees in writing to provide such commitment (it being agreed and understood that no other Lenders’ consent shall be required for such new or additional commitments), including pursuant to Section 2.14 (the aggregate new commitments and increased commitments described under this clause (c), the “Letter of Credit Increase”).
“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (i) the amount of the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuers pursuant to Section 3.4(a) at such time and (ii) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuers pursuant to Section 3.4(a)).
“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
“Letter of Credit Fee Rate” shall mean, as of any date, the rate per annum set forth in the definition of “Applicable Margin”.

“Letter of Credit Increase” shall have the meaning provided in the definition of “Letter of Credit Commitments”.
“Letter of Credit Issuers” shall mean (a) BANA and (b) any other Lender that becomes a Letter of Credit Issuer in accordance with Section 3.6, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any replacement or successor issuer of Letters of Credit hereunder. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.
“Letter of Credit Request” shall mean a notice executed and delivered by the Borrower pursuant to Section 3.2, and in a form which is acceptable to the Letter of Credit Issuers in their reasonable discretion.
“Letter of Credit Sublimit Expiration Date” shall mean the day that is five Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility.
“Letters of Credit Outstanding” shall mean, at any time the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of the principal amount of all Unpaid Drawings.
“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in, and any filing of, or agreement to, give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a non-exclusive license, sub-license or cross-license of Intellectual Property be deemed to constitute a Lien.
“Loan” shall mean any Revolving Loan, Incremental Revolving Credit Loan or any other loan made by any Lender pursuant to this Agreement.
“LTM Operating Expense Cap” shall mean the amount of ordinary course overhead and maintenance expenses actually incurred or paid by Parent or any Parent Entity in the immediately preceding twelve (12) month period.
“LTV” shall mean, on any Calculation Date, the ratio (expressed as a percentage) of (a) Consolidated Total Net Debt to (b) Consolidated Property Values.
“LTV Excess” shall have the meaning provided in Section 10.9(a).
“LTV Financials” shall mean the quarterly financials most recently delivered to the holders of Equity Interests in BODIT in accordance with the BODIT Valuation Principles and delivered to the Administrative Agent pursuant to Section 9.1 (or otherwise made publicly available).
“Mandatory Deleveraging Event” shall have the meaning provided in Section 10.9(a).
“Mandatory Deleveraging Termination Date” shall have the meaning provided in Section 10.9(b).

“Marketing Materials” shall mean Blue Owl Digital Infrastructure Trust Overview Presentation, dated June, 2025, delivered to BANA prior to the Closing Date.
“Master Agreement” shall have the meaning provided in the definition of the term “Hedge Agreement.”
“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties, or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (i) the ability of the Borrower and the Parent, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (ii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.
“Material Indebtedness” shall have the meaning provided in Section 11.4.
“Maturity Date” shall mean the Revolving Credit Maturity Date, the Extended Revolving Loan Maturity Date or any Incremental Revolving Credit Maturity Date, as applicable.
“Maximum Incremental Facilities Amount” shall mean the lesser of (x) $3,000,000,000 or (y) at any date of determination, the amount such that, on a Pro Forma Basis after giving effect to the relevant Incremental Revolving Credit Commitments, (i) the LTV would not exceed the Maximum LTV, (ii) the Debt Service Coverage Ratio would not be less than 1.25 to 1.00 and (iii) the Net Asset Value would not be less than the Minimum NAV; provided that for purposes of this definition, any Incremental Revolving Credit Commitments shall be deemed to be fully drawn.
“Maximum LTV” shall mean seventy-five percent (75%).
“Maximum Rate” has the meaning provided in Section 2.8(k).
“Minimum Borrowing Amount” shall mean (i) with respect to a Borrowing of SOFR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (ii) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).
“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 101% of the Fronting Exposure of the Letter of Credit Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(1) or (a)(2) an amount equal to 101% of the outstanding amount of all L/C Obligations.
“Minimum NAV” shall mean, on any Calculation Date, the sum of (i) seventy-five percent (75%) of the Net Asset Value as of the Closing Date plus (ii) seventy-five percent (75%) of the net cash proceeds of all contributions to the common equity capital of the Borrower made after the Closing Date.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions and to which any Credit Party has any outstanding liability.
“Net Asset Value” shall mean, on any Calculation Date, (a) Consolidated Property Values minus (b) Consolidated Total Net Debt.
“Net Operating Income” shall mean, for any period, with respect to any Property, other Investments or assets, an amount equal to the sum of (a) all cash revenues actually received in relation to the ownership, operation, and maintenance of such Property, Investments or assets and recognized in accordance with GAAP (including proceeds of rent loss or business interruption insurance (but not in excess of the actual rent otherwise payable), but excluding (i) non-cash items, (ii) pre-paid rents and revenues (to the extent not applied in satisfaction of rental or other obligations during such period), (iii) security deposits except to the extent applied in satisfaction of tenants’ obligations for rent, (iv) proceeds of financings, capital contributions and asset sales, and (v) any one-time, unusual or non-recurring income, lease termination/surrender fees and any other extraordinary non-recurring income), minus (b) all out-of-pocket costs and expenses recognized in accordance with GAAP (excluding (x) debt service, (y) depreciation, amortization and other non-cash items (including non-cash payment of management fees), and (z) any extraordinary, non-recurring expenses or one-time, unusual or non-recurring expenses) related to the ownership, operation and maintenance of such Property, including but not limited to (i) property taxes, (ii) assessments and the like, (iii) insurance, (iv) utilities, (v) payroll costs, (vi) maintenance, (vii) repair and landscaping expenses, (viii) marketing expenses and (ix) general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries and any property management fees).
“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).
“New Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).
“New Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).
“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).
“Non-Bankrupt Subsidiary” shall mean any Subsidiary that is not a Bankrupt Subsidiary.
“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).
“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.
“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that, if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero.
“NYFRB’s Website” shall mean the website of NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Revolving Credit Commitment, Letter of Credit or Loan or under any Secured Cash Management Agreement or Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party, as the case may be), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.
“Original Revolving Credit Commitments” shall mean all Revolving Credit Commitments, Existing Revolving Credit Commitments, and Extended Revolving Credit Commitments, other than any Incremental Revolving Credit Commitments (and any Extended Revolving Credit Commitments related thereto).
“Other Currency” has the meaning provided in Section 13.19.
“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other excise, property, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (i) any Taxes that result from an assignment (“Assignment Taxes”), to the extent such Assignment Taxes are imposed as a result of a connection between the Lender and the taxing jurisdiction (other than a connection arising from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower or (ii) any Excluded Taxes.
“Overnight Bank Funding Rate” shall mean, for any date, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on NYFRB’s Website, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” shall mean, for any day, the greater of (i) the Federal Funds Effective Rate, and (ii) an overnight rate determined by the Administrative Agent or the Letter of Credit Issuers, as the case may be, in accordance with banking industry rules on interbank compensation.
“Parent” shall have the meaning provided in the preamble to this Agreement.
“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Borrower.
“Participant” shall have the meaning provided in Section 13.6(c)(i).
“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).
“Patriot Act” shall have the meaning provided in Section 13.18.
“Payment Notice” shall have the meaning provided in Section 12.14(b).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, sponsored or maintained by any Credit Party or any of their respective ERISA Affiliates, or to which any Credit Party or any of their respective ERISA Affiliates contributes or had any obligation to contribute if liability to a Credit Party remains.
“Permitted Acquisition” shall mean (a) any transactions or Investments otherwise made in connection with the Transactions and (b) any Investment by the Borrower or any Subsidiary in a Person that is engaged in a Similar Business, if as a result of such Investment such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, or transfer.
“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or another Credit Party and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 10.3.
“Permitted Holders” shall mean each of (i) Sponsor or any successor thereto and its Affiliates, and (ii) any investment fund or vehicle, parallel partnership, feeder fund, alternative investment vehicle, investment trust, pension fund, insurance company or any other collective investment scheme sponsored, controlled, managed or advised by Sponsor or its Affiliate(s), and any coinvestment or managed accounts or vehicles controlled, managed or advised by any of the foregoing entities or their Affiliate(s).
“Permitted Liens” shall mean, with respect to any Person:
(a)pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of

Indebtedness), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, in each case, incurred in the ordinary course of business;
(b)Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, and mechanics’ Liens, in each case, (x) for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or (y) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;
(c)Liens for Taxes or other governmental charges, in each case (x) not yet overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or are not required to be paid pursuant to Section 9.4, or for property Taxes on property of the Parent or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax or other charge is to such property or (y) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;
(d)Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements (including those to secure health, safety and environmental obligations of the Parent or any Subsidiary) or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case in the ordinary course of its business;
(e)minor survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not, in the aggregate, materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, taken as a whole;
(f)Liens securing Indebtedness to the extent not prohibited to be incurred under this Agreement (so long as such Liens are subject to (i) in the case of Liens securing

Indebtedness on a pari passu basis with the First Lien Obligations, a First Lien Intercreditor Agreement; and (ii) in the case of Liens securing Indebtedness on a junior basis to the First Lien Obligations, a Second Lien Intercreditor Agreement); provided that without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties any First Lien Intercreditor Agreement and any Second Lien Intercreditor Agreement contemplated by this clause (f);
(g)subject to Section 9.11, Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of (a) $15,000,000 individually or (b) $30,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (g) that are not listed on Schedule 1.1(c)) shall only be permitted if set forth on Schedule 1.1(c), and, in each case, any modifications, replacements, renewals, refinancings, or extensions thereof;
(h)Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Subsidiary (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment or similar assets provided by any lender, other equipment or similar assets financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);
(i)Liens on property at the time the Borrower or any Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, or designation; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Subsidiary (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment or similar assets provided by any lender, other equipment or similar assets financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(j)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;
(k)leases, subleases, licenses, or sublicenses (including of Intellectual Property if granted on a non-exclusive basis) granted to others in the ordinary course of business;
(l)Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower or any Subsidiary in the ordinary course of business;
(m)Liens in favor of any Borrower or any other Guarantor;
(n)Liens under any Refinancing Indebtedness to the extent permitted by the definition thereof;
(o)[reserved];
(p)Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (f), (g), (h) and (i) of this definition of Permitted Liens;
(q)deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;
(r)Liens securing judgments and attachments for the payment of money not constituting an Event of Default under Section 11.5 or Section 11.9;
(s)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(t)Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to cash pooling accounts, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law (or customary business provisions) encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;
(u)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(v)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(w)Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposits or sweep accounts of the Parent, the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent, the Borrower and the Subsidiaries, or (c) relating to purchase orders and other agreements entered into by the Parent, the Borrower or any Subsidiary in the ordinary course of business;
(x)Liens (a) solely on any cash earnest money deposits made by the Parent, the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted under this Agreement or (b) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;
(y)rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Parent, the Borrower or any Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(z)restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;
(aa)security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;
(ab)zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;
(ac)Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by the Parent, the Borrower or any Subsidiary in the ordinary course of business;
(ad)Liens arising under the Security Documents;
(ae)Liens on goods purchased in the ordinary course of business, the purchase price of which is financed by a commercial letter of credit issued for the account of the Parent, the Borrower or any Subsidiary;
(af)(a) Liens on Equity Interests in, or assets of, joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (b) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Subsidiary in joint ventures;

(ag)Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder; and
(ah)to the extent pursuant to a Requirements of Law, Liens on cash or Investments securing Hedge Agreements in the ordinary course of business.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on, and fees, expenses and other obligations payable with respect to, such Indebtedness.
“Permitted Tax Distributions” shall mean the declaration and payment of dividends to any direct or indirect owner of BODIT if BODIT is a REIT, in an amount not to exceed the minimum amount reasonably estimated to be required for BODIT to (x) continue to maintain its REIT Status and (y) avoid any entity-level income or excise tax, including tax under Section 4981 of the Code, assuming that BODIT has no income other than the income of the Borrower and its Subsidiaries (provided, however, there shall not be any implied requirement that BODIT, any Subsidiary or such Parent Entity utilize the dividend deferral options in Section 857(b)(9) or Section 858(a) of the Code).
“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.
“Personal Information” shall mean (i) all information identifying, or that alone or in combination with other information allows for the identification of, an individual; and (ii) all information that is defined as “personal data” or “personal information” under applicable Requirements of Law.
“Plan Assets” shall have the meaning provided in Section 8.12.
“Platform” shall have the meaning provided in Section 13.17(a).
“Pledge Agreement” shall mean the Pledge Agreement, entered into by the Parent and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.
“primary obligor” shall have the meaning provided such term in the definition of Contingent Obligations.
“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio, payment or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis or after giving Pro Forma Effect thereto, that all Pro Forma Events and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Pro Forma Event, (1) in the case of a sale, transfer, or other disposition of all or substantially all Capital Stock in any

Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded (and, for purposes of calculating any component of LTV, the amount excluded shall be the fair value thereof as calculated in good faith by the Borrower substantially in accordance with the BODIT Valuation Principles), and (2) in the case of a Permitted Acquisition or Investment or the acquisition of other Property, shall be included (and, for purposes of calculating any component of LTV, the amount included shall be the fair value thereof calculated in good faith by the Borrower substantially in accordance with the BODIT Valuation Principles), (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any other Credit Party in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination).
“Pro Forma Event” shall mean any asset sales, mergers or other business combinations, acquisitions (including, without limitation, acquisitions of any Properties), Investments, dispositions or divestitures and Specified Transactions.
“Processing” shall mean any operation or set of operations performed upon Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, combination, restriction, erasure or destruction.
“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Property” shall mean any rights, title and interest of the Borrower or its applicable Subsidiary in and to the following: (a) any real property interests, estates, lands, privileges, servitudes, tenements and rights of any nature, whether owned, leased, sub-leased, licensed or otherwise obtained by or granted to the Borrower or such Subsidiary; (b) any buildings, structures, additions, enlargements, extensions, modifications, repairs, replacements and improvements erected or located on or appurtenant to the real property described in the foregoing clause (a), and all alterations thereto or replacements thereof; (c) any fixtures, attachments, appliances, goods, equipment, machinery, materials and other articles attached to, located on or installed in the real property described in the foregoing clause (a) or to any property described in the foregoing clause (b), or used at or in connection with any of the foregoing and any parts or components which may from time to time be incorporated or installed in or attached thereto; (d) any other real, tangible or intangible personal property owned by such Subsidiary and located within or about or otherwise placed upon the real property described in the foregoing clause (a), together with any accessories, replacements and substitutions thereto or therefor; (e) any associated electrical or other utility connections; and/or (f) any associated onsite, appurtenant or supporting infrastructure, in each case of the foregoing clauses (a) through (f), as may be improved, replaced, substituted, enlarged, modified, changed or expanded from time to time.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” shall have the meaning provided in Section 13.24(b).
“QFC Credit Support” shall have the meaning provided in Section 13.24.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.
“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.
“Real Estate” shall have the meaning provided in Section 9.1(f).
“Receivable Assets” shall mean (a)(i) the accounts receivable, royalties, mortgage receivables, loan receivables, equipment, franchise fees, license fees or patents or other revenue streams; (ii) rights to payment (including pursuant to the terms of joint ventures) subject to a Receivables Facility; and (iii) other assets customarily transferred together with any of the foregoing in a Receivables Facility and the proceeds thereof, including, for the avoidance of doubt, the underlying assets and related contracts and contract rights, guarantees or other obligations in respect of any such receivables, royalties, mortgage receivables, loan receivables, equipment, franchise fees, license fees or patents, revenue or rights to payment, records and bank accounts related thereto and (b) any security retained by the Borrower or any Subsidiary in connection with a Receivables Facility.
“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of such financing facility), as amended, supplemented, modified, extended, renewed, restated, or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, guarantees, purchase obligations and indemnities made in connection with such facilities) to the Borrower pursuant to which the Borrower or any Subsidiary sells, directly or indirectly, grants a security interest in, or otherwise transfers its Receivable Assets to either (i) a Person that is not a Credit Party or (ii) a Receivables Subsidiary or other Subsidiary of the Borrower that in turn then transfers to a Receivables Subsidiary that in turn funds such purchase by purporting to sell its Receivable Assets to a Person that is not a Credit Party or granting a security interest in any Receivable Assets or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.
“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which the Borrower or any Subsidiary makes an Investment or to which the Borrower or any Subsidiary transfers Receivable Assets and related assets.
“Refinanced Debt” shall have the meaning provided in the definition of “Refinancing Indebtedness”.
“Refinancing Indebtedness” shall mean Indebtedness incurred to refinance all or part of any Indebtedness or commitments in respect thereof (including the Obligations and the Commitments hereunder) then-existing (the “Refinanced Debt”) from time to time; provided that (a) any Refinancing Indebtedness shall not mature prior to the final scheduled maturity date of, or have a shorter weighted average life to maturity than the remaining weighted average life of, the Refinanced Debt, (b) the Refinancing Indebtedness will be in an amount not in excess of the amount of the applicable Refinanced Debt plus reasonable fees, expenses, premiums, hedge breakage costs (including in respect of any Hedge Agreements), if any, and accrued and unpaid interest payable in connection therewith, (c) the Refinanced Debt is repaid, redeemed, defeased or otherwise discharged substantially concurrently with the incurrence of such Refinancing Indebtedness, and the net proceeds thereof are applied to such repayment, redemption, defeasance or discharge or are held in escrow to be applied to the foregoing within 30 days of the incurrence of such Refinancing Indebtedness, (d) to the extent the Refinanced Debt is non‑recourse (or limited recourse) to the Borrower or the Parent (other than customary non‑recourse carve‑outs), the Refinancing Indebtedness shall be non‑recourse (or limited recourse) to no greater extent than the Refinanced Debt and shall not broaden the scope of recourse against the Borrower or the Parent; and (e) immediately after giving effect to the Refinancing Indebtedness, either (i) the LTV does not exceed the Maximum LTV on a Pro Forma Basis or (ii) the LTV on a Pro Forma Basis is no higher than the LTV immediately prior to giving effect to such Refinancing Indebtedness; provided further that, during any period in which such proceeds are held in escrow, such escrowed proceeds shall not be deemed unrestricted cash for purposes of the definition of Consolidated Total Net Debt.
“Register” shall have the meaning provided in Section 13.6(b)(iv).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulatory Authority” shall have the meaning provided in Section 13.16.
“Reimbursement Date” shall have the meaning provided in Section 3.4(a).
“Reimbursement Obligations” shall mean the Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).
“REIT” shall mean a “real estate investment trust,” as defined in Section 856(a) of the Code.
“REIT Status” shall mean, with respect to a Person, its status as a real estate investment trust as defined in Section 856(a) of the Code.
“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or another Credit Party in exchange for assets transferred by the Borrower or a Credit Party shall not be deemed to be Related Business Assets if they consist of securities of a Person.
“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, and members of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching of Hazardous Materials into or through the environment. “Released” shall have a correlative meaning.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Removal Effective Date” shall have the meaning provided in Section 12.9(b).
“Replaced Revolving Facility” shall have the meaning provided in Section 13.1.
“Replacement Revolving Facility” shall have the meaning provided in Section 13.1.
“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to PBGC Reg. § 4043.
“Representative” shall mean, with respect to any series of Indebtedness not prohibited by this Agreement to be secured by the Collateral on a pari passu or junior basis with the Obligations, the trustee, the administrative agent, the collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted Total Revolving Credit Commitment at such date, at such date or (b) if the Total Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.
“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders holding a majority of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time).
“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Debt Payments” shall have the meaning provided in Section 10.4(a)(3).

“Restricted Payment” shall have the meaning provided in Section 10.4(a).
“Restricted Person” and “Restricted Persons” shall have the meaning provided in Section 13.16.
“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.1(a) under the caption Revolving Credit Commitment or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders is $200,000,000.00 on the Closing Date.
“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment at such time by (ii) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding and (ii) such Lender’s Letter of Credit Exposure at such time.
“Revolving Credit Facility” shall mean, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment at such time.
“Revolving Credit Loan” shall have the meaning provided in Section 2.1.
“Revolving Credit Maturity Date” shall mean the date that is the fourth anniversary of the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day, as may be extended pursuant to Section 2.5(a).
“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.
“Revolving Loan” shall mean, collectively or individually as the context may require, any (i) Revolving Credit Loan, (ii) Extended Revolving Credit Loan, (iii) New Revolving Credit Loan, and (iv) Additional Revolving Credit Loan, in each case made pursuant to and in accordance with the terms and conditions of this Agreement.
“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctioned Country” means a country, region, or territory that is the subject of comprehensive territorial Sanctions, at the time of this Agreement, Crimea, the non-government controlled areas of Kherson and Zaporizhzhia, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic.
“Sanctions” shall mean any economic or financial sanction, sectoral sanction, secondary sanction, trade embargo or similar measure, or related restriction administered, enacted, or enforced from time to time by (a) the U.S. government, including OFAC, the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, or (d) His Majesty's Treasury of the United Kingdom.
“Sanctioned Person” shall mean any Person that (a) is the subject or target of Sanctions, including any Person listed on any Sanctions‑related list of designated Persons maintained by (i) the Office of Foreign Assets Control of the U.S. Department of the Treasury, (ii) the U.S. Department of State, (iii) the United Nations Security Council, (iv) the European Union or any of its Member States, or (v) His Majesty’s Treasury of the United Kingdom; (b) is organized, located, ordinarily resident in, or operating from, any Sanctioned Country; (c) is owned or controlled (as defined by the relevant Sanctions authority), directly or indirectly, by any Person described in clauses (a) or (b).
“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person in contemplation of such leasing.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement (i) substantially in the form of Exhibit G-2 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrower) or (ii) or in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, in each case, among the Administrative Agent, the Collateral Agent, the second lien collateral agent, the representatives for purposes thereof for holders of one or more classes of second lien Indebtedness, the Borrower and each of the Guarantors.
“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(h)(iii).
“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d); provided that for any date prior to the first date that Section 9.1 Financials are delivered (or required to have been delivered) pursuant to Section 9.1(a) or (b), Section 9.1 Financials shall refer to the financial statements delivered pursuant to Section 6.9.
“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any of the other Credit Parties and any counterparty thereto, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Cash Management Agreement hereunder.
“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.
“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any Credit Party and any counterparty thereto (i) that is a Lender or an Affiliate of a Lender as of the Closing Date with respect to any Hedge Agreement entered into on or prior to the

Closing Date (including if such Hedge Agreement was terminated prior to the Closing Date), or (ii) which is specified in writing by the Borrower, to the Administrative Agent as constituting a Secured Hedge Agreement hereunder. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Secured Hedge Agreements”.
“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.
“Secured Indebtedness” shall have the meaning provided in Section 10.5.
“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, each Letter of Credit Issuer and each Lender, in each case with respect to the Credit Facilities, each secured counterparty with respect to any Secured Hedge Agreement or Secured Cash Management Agreement, and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.
“Security Documents” shall mean, collectively, the Pledge Agreement, any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement and each other security agreement or other instrument or document executed and delivered pursuant to any other such Security Documents to secure the Obligations or to govern the lien priorities of the holders of Liens on the Collateral.
“Series” shall have the meaning provided in Section 2.14(a).
“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and its Subsidiaries on the Closing Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.
“Similar Law” shall have the meaning provided in Section 8.12.
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Loans” shall mean any Loans bearing interest at a rate determined by reference to Term SOFR (or, to the extent Daily Simple SOFR replaces Term SOFR as the Benchmark hereunder, Daily Simple SOFR).
“Solvent” shall mean, after giving effect to the consummation of the Transactions, (i) the sum of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis; (ii) the fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis; (iii) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(h)(i).
“Specified Indebtedness” shall mean any Indebtedness in respect of borrowed money.
“Specified Transaction” shall mean, with respect to any period, (i) any Investment (including a Permitted Acquisition) or contribution received (including a contribution of Property), (ii) any asset sale or other disposition, (iii) incurrence or repayment of Indebtedness (including the establishment of any Incremental Revolving Credit Commitment), (iv) any Restricted Payment or (v) any other event or action that, in each case, by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or give Pro Forma Effect to any such transaction or event.
“Sponsor” means any of Blue Owl Capital Inc., a Delaware corporation, Blue Owl Real Estate Capital LLC, an Illinois limited liability company, Blue Owl Digital Infrastructure Trust Advisors LLC, a Delaware limited liability company or Blue Owl Digital Infrastructure Advisors LLC, an Illinois limited liability company.
“SPV” shall have the meaning provided in Section 13.6(g).
“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder during the remaining life thereof, determined without regard to whether any conditions to drawing could then be met.
“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.
“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any other Guarantor that is by its express terms subordinated in right of payment to the obligations of the Borrower or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable.
“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which the ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP; provided that, notwithstanding the foregoing, no Person shall be deemed a 'Subsidiary' if such Person's accounts are not required to be consolidated with those of such Person in the consolidated financial statements of such Person prepared in accordance with GAAP. Notwithstanding any ownership interest in the Borrower, the Borrower shall at all times be considered a Subsidiary of BODIT. Unless explicitly set forth to the contrary, a reference to a “Subsidiary” means a direct or indirect Subsidiary of the Borrower.
“Successor Borrower” shall have the meaning provided in Section 10.2(a).
“Supported QFC” shall have the meaning provided in Section 13.24.

“Swap Obligation” shall mean, with respect to any Swap Obligor, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.
“Swap Obligor” shall mean the Borrower (if applicable).
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.
“Term SOFR” means:
(a)    for any Interest Period with respect to a Term SOFR Borrowing, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b)    for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;
provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than the Floor, Term SOFR shall be deemed the Floor for purposes of this Agreement.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Borrowing” shall mean a Borrowing comprised of Loans bearing interest at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of “ABR”).
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by the Term SOFR Administrator and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Test Period” shall mean, with respect to any Calculation Date, the four consecutive fiscal quarters of the Borrower most recently ended on such Calculation Date.
“Total Credit Exposure” shall mean the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date).
“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Transaction Expenses” shall mean any fees, premiums and expenses incurred or paid by the Parent or any of its respective Affiliates in connection with the Transactions, this Agreement, and the other Credit Documents, and the transactions contemplated hereby and thereby.
“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the consummation of any other transactions in connection with the foregoing (including the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses)).
“Transferee” shall have the meaning provided in Section 13.6(e).
“TRS” shall mean a taxable REIT subsidiary, as defined in Section 856(l)(1) of the Code.
“TRS Affiliate” shall mean an Affiliate of a Parent Entity that is a TRS.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR or the ABR.
“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unconsolidated Affiliate” shall mean, as of any date of determination, any Person (other than the Borrower or any of its Subsidiaries) in which the Borrower or any of its Subsidiaries owns, directly or indirectly, Equity Interests and whose financial results would not be consolidated under GAAP with the financial results of the Borrower and its Subsidiaries if consolidated financial statements of the Borrower and its Subsidiaries were prepared as of such date; provided that Unconsolidated Affiliates shall exclude any Person in which the Borrower’s or any Subsidiary’s only interest is as a creditor or holder of non‑equity securities.
“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time and time in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“U.S.” and “United States” shall mean the United States of America.
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).
“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.
“U.S. Special Resolution Regimes” shall have the meaning provided in Section 13.24.
“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of, or otherwise entitles the holder to appoint persons to, the board of directors (or similar governing body) of such Person (or, such Person’s general partner, managing member or manager (as applicable)).
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean any Credit Party, the Administrative Agent and any other applicable withholding agent.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
2.1Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)The words “herein”, “hereto”, “hereof”, and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.
(d)The term “including” is by way of example and not limitation.

(e)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(g)Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(h)The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(i)All references to “knowledge” or “awareness” of any Credit Party or any Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Subsidiary.
(j)With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived.  If any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured or waived (a “Cured Default”), any other Default or Event of Default that resulted from (i) the making or deemed making of any representation or warranty by any Credit Party or (ii) the taking of any action or failure to satisfy any condition precedent to the taking of any action by any Credit Party or any Subsidiary of any Credit Party, in each case which subsequent Default, Event of Default or failure would not have arisen had the Cured Default not been continuing at the time of such representation, warranty, action or failure to satisfy such condition precedent to the taking of any action, shall be deemed to automatically be cured or satisfied, as applicable, upon, and simultaneously with, the cure of the Cured Default, so long as at the time of such representation, warranty, action or failure to satisfy any condition precedent to the taking of any action, no Authorized Officer of the Borrower had knowledge of any such Initial Default.
2.2Accounting Terms. Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner.
2.3Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.
2.4References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by any Credit Document; and (b) references to any Requirements of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirements of Law.
2.5[Reserved].
2.6Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission, or any other matter related to the rates in the definitions of Term SOFR or with respect to any comparable or successor rate thereto.
2.7Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
2.8Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
2.9Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.
2.10Pro Forma and Other Calculations.
(a)Notwithstanding anything to the contrary herein, (i) if any incurrence-based financial ratios or tests (“Financial Incurrence Tests”) would be satisfied in any subsequent fiscal quarter following the utilization of either (x) fixed baskets, exceptions or thresholds (including any related builder or grower component) that do not require compliance with a financial ratio or test (“Fixed Amounts”) or (y) baskets, exceptions and thresholds that require compliance with a financial ratio or test (any such amounts, “Incurrence Based Amounts”), then the reclassification of actions or transactions (or portions thereof), including the reclassification of utilization of any Fixed Amounts as incurred under any available Incurrence Based Amounts, shall be deemed to have automatically occurred even if not elected by the Borrower (unless the Borrower otherwise notifies the Administrative Agent) and (ii) in calculating any Incurrence Based Amounts (including any Financial Incurrence Tests), any (x) amounts incurred under the Revolving Credit Facility (or any other revolving facility), (y) Indebtedness concurrently incurred to fund original issue discount and/or upfront fees and (z) amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Amount in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under the applicable Incurrence Based Amount, in each case of the foregoing clauses (x), (y) and (z), shall not be given effect in calculating the applicable Incurrence Based Amount (but giving Pro Forma Effect to all applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness) and all other pro forma adjustments).
(b)
(i)Whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt and without duplication, cost savings, operating expense reductions, operating enhancements, revenue enhancements and synergies resulting from such Pro Forma Event which is being given Pro Forma Effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such a revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.
(ii)Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Pro Forma Event occurs any applicable financial ratio (including the Debt Service Coverage Ratio and the LTV) shall be calculated with respect to such period and such Pro Forma Event on a Pro Forma Basis using the date that the (x) definitive agreement (or other relevant definitive documentation) for such Pro Forma Event is entered into, (y) public announcement of such Pro Forma Event is made or (z) in the case of any repayment, repurchase or refinancing of Indebtedness, the date of any notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness is given to the holders of such Indebtedness, in each case, as the date of determination for determining compliance with any such test or covenant.
(c)Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Indebtedness or Liens, to the extent the Indebtedness to be incurred or secured (as applicable) is revolving Indebtedness, such incurred revolving Indebtedness (or if applicable, the portion (and only such portion) of the increased or new commitments thereunder) shall be treated as fully drawn.
(d)Notwithstanding anything to the contrary in this Section 1.12 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to any discontinued operations (and the earnings or value attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.
2.11Compliance with Certain Sections. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of Section 9.10 or any clause or subsection of Sections 10.1, 10.2, 10.3 or 10.4, then such transaction (or portion thereof) at any time shall be allocated to one or more of such clauses or subsections within the relevant sections as determined by the Borrower in its sole discretion at such time.
(a)Any determination of Consolidated Total Assets shall be made by reference to the last day of the fiscal quarter to which the Section 9.1 Financials pertain.
(b)Except as otherwise specifically provided herein, all computations of Consolidated Total Assets, LTV and other financial ratios and financial calculations (and all definitions (including accounting terms) used in determining any of the foregoing) shall be calculated, in each case, with respect to the Borrower and its Subsidiaries on a consolidated basis.
(c)At the option of the Borrower, all leases of any Person that are or would be characterized as operating leases in accordance with GAAP before giving effect to FASB Accounting Standards Update ASU 2016-02 (assuming for purposes hereof that they were in existence prior to implementation of FASB Accounting Standards Update ASU 2016-02) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date) regardless of FASB Accounting Standards Update ASU 2016-02 that would otherwise require (on a prospective or retroactive basis or otherwise) such leases to be recharacterized as Capital Leases; provided, however, that, any obligations relating to a lease that was accounted for by the

Borrower and/or its Subsidiaries as an operating lease as of the Closing Date and any similar lease entered into after giving effect to FASB Accounting Standards Update ASU 2016-02 shall be accounted for as an operating lease and not a Capitalized Lease Obligation for purposes of determining whether such lease constitutes Indebtedness for all purposes under this Agreement.
2.12Form Intercreditor Agreements. Notwithstanding anything to the contrary herein, (x) any First Lien Intercreditor Agreement and/or Second Lien Intercreditor Agreement, as applicable, shall be deemed to be reasonable and acceptable to the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall be deemed to have consented to the use of each such intercreditor agreement (and to the Administrative Agent’s execution thereof) in connection with any Indebtedness permitted to be incurred, issued and/or assumed by the Borrower or any other Credit Party pursuant to Section 10.1 and (y) any First Lien Intercreditor Agreement and/or Second Lien Intercreditor Agreement, as applicable, the forms of joinder attached thereto, and any intercreditor agreements and forms of joinder substantially in the form of the First Lien Intercreditor Agreement and/or Second Lien Intercreditor Agreement, as applicable, or, as applicable, the forms of joinder attached thereto, in each case without any material changes therefrom, shall be deemed to be reasonable and acceptable to the Administrative Agent, the Collateral Agent and the Lenders, and (i) no acknowledgment or countersignature by the Administrative Agent, the Collateral Agent or the Lenders shall be required to comply with any requirement that an intercreditor agreement be entered into (or joined) in connection with any Indebtedness secured by the Collateral that is not prohibited from being incurred, issued and/or assumed by the Borrower or any other Credit Party under Section 10.1, so long as a Representative of the holders of such Indebtedness executes such intercreditor agreement or joinder in substantially such form without any material changes therefrom and (ii) the Lenders shall be deemed to have consented to the use of any of the foregoing (and the Administrative Agent and/or the Collateral Agent shall be deemed to be authorized and directed to execute all of the foregoing) in connection with any Indebtedness secured by the Collateral that is not prohibited from being incurred, issued and/or assumed by Parent or the Borrower or any of its Subsidiaries under Section 10.1.
2.13[Reserved].
2.14Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or other Person, or an allocation of assets to a series of a limited liability company or other Person (or the unwinding of such a division or allocation) (any such transaction, a “Division”), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company or other Person shall constitute a separate Person hereunder (and each Division of any limited liability company or other Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Section 3.Amount and Terms of Credit.
3.1Commitments. Subject to and upon the terms and conditions herein set forth, each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the Borrower from its applicable lending office (each, a “Revolving Credit Loan”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment, provided that any of the foregoing such Revolving Credit Loans may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans that are Revolving Credit Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit Exposure in respect of any Class of Revolving Loans at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment in respect of such Class of Revolving Loan at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures of any Class of Revolving Loans at such time exceeding the aggregate Revolving Credit Commitment with respect to such Class.
3.2Loans and Borrowings.

(a)Type of Loans. Subject to Section 2.17, each Borrowing shall be comprised entirely of SOFR Loans or ABR Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(b)Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $250,000 in excess thereof (except that (i) Revolving Credit Loans to reimburse such Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable and (ii) a Borrowing of Revolving Credit Loans may be in an aggregate amount that is equal to the entire unused balance of the Revolving Credit Commitments). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than twelve (12) Borrowings of SOFR Loans that are Revolving Credit Loans and six (6) Borrowings of SOFR Loans for each additional Class of Loans.
3.3Notice of Borrowing.
(a)Whenever the Borrower desires to incur Revolving Credit Loans (other than borrowings to repay Unpaid Drawings), then the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City Time) at least two (2) Benchmark Rate Business Days’ prior written notice of each Borrowing of SOFR Loans (or, in the case of a Borrowing of Revolving Credit Loans to be made on the Closing Date, one (1) U.S. Government Securities Business Days’ notice; provided that the Borrower shall give the Administrative Agent such notice prior to 2:00 p.m. (New York City Time) on such date) and (ii) prior to 11:00 a.m. (New York City time) on the day of such Borrowing prior written notice of each Borrowing of Revolving Credit Loans that are ABR Loans. Each such notice (a “Notice of Borrowing”, substantially in the form of Exhibit I), except as otherwise expressly provided in Section 2.10, shall specify (A) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (B) the currency of the Revolving Credit Loans to be borrowed, (C) the date of Borrowing (which shall be a Business Day) and (D) whether the respective Borrowing shall consist of ABR Loans or SOFR Loans that are Revolving Credit Loans and, if SOFR Loans, the Interest Period to be initially applicable thereto. The Loans shall be made in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be for ABR Loans. If no Interest Period is specified with respect to any requested SOFR Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly give each Revolving Credit Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof, of the identity of the Borrower, and of the other matters covered by the related Notice of Borrowing.
(b)Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).
(c)Without in any way limiting the obligation of the Borrower to confirm in writing any notice it shall give hereunder by telephone (which obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.
3.4Disbursement of Funds.
(a)No later than (i) 10:00 a.m. (New York City time) in the case of any Borrowing other than ABR Loans and (ii) 1:00 p.m. (New York City time) in the case of any Borrowing of ABR Loans, on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower, and the Administrative Agent for the purpose of consummating the Transactions.
(b)Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the

Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.
(c)Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
3.5Repayment of Loans; Evidence of Debt.
(a)The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans in the currency in which such Revolving Credit Loans are denominated; provided, however, that the Revolving Credit Maturity Date shall be immediately and automatically extended at the option of the Borrower (without any Lender or Agent consent) for one (1) one-year extension to the date that is the first year anniversary of the Revolving Credit Maturity Date (in effect as of the Closing Date), and the effectiveness of any such extension is subject solely to the satisfaction of the following conditions as of the extension date: (i) the Borrower shall have delivered notice of such extension to the Administrative Agent no more than ninety (90) days nor less than thirty (30) days (or such shorter period as the Administrative Agent may otherwise agree) prior to the initial Revolving Credit Maturity Date, (ii) no Event of Default shall have occurred and be continuing as of such extension date, (iii) the representations and warranties made or deemed made by the Credit Parties in any Credit Document shall be true and correct in all material respects except to the extent that (1) such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), (2) such representations and warranties are qualified by materiality or Material Adverse Effect (in which case such representations and warranties shall be true and correct in all material respects) or (3) any such inaccuracy relates to changes in factual circumstances specifically and expressly permitted under this Agreement and the other Credit Documents and (iv) the Borrower shall have paid a fee equal to 0.125% of the aggregate amount of Revolving Credit Commitments as of such extension date. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on each Extended Revolving Loan Maturity Date, the then outstanding amount of Extended Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the benefit of the Incremental Revolving Loan Lenders, on each Incremental Revolving Credit Maturity Date, the then outstanding amount of Incremental Revolving Credit Loans in Dollars.
(b)In the event that any Incremental Revolving Credit Loans are made, such Incremental Revolving Credit Loans shall, subject to Section 2.14(e), be repaid by the Borrower in the amounts and on the dates set forth in the applicable Joinder Agreement.
(c)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
(d)The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Credit Loan, New Revolving Credit Loan, Additional Revolving Credit Loan, Extended Revolving Credit Loan or Incremental Revolving Credit Loan, the Type of each Loan made, the name of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(e)The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (c) and (d) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that, in the event of any inconsistency between the Register and any such account or subaccount, the Register shall govern; provided, further, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
(f)The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit F, as applicable, evidencing the Revolving Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.
3.6Conversions and Continuations.
(a)Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $5,000,000 of the outstanding principal amount of Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any SOFR Loans as SOFR Loans for an additional Interest Period; provided that (i) no partial conversion of SOFR Loans shall reduce the outstanding principal amount of SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into SOFR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) SOFR Loans may not be continued as SOFR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent prior written notice at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) two (2) Benchmark Rate Business Days prior, in the case of a continuation of or conversion to SOFR Loans (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), or (ii) on the proposed day of a continuation of or conversion to ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit I) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as SOFR Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a SOFR Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)If any Event of Default is in existence at the time of any proposed continuation of any SOFR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such SOFR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to convert such Borrowing of SOFR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.
(c)In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document (other than as provided in the definition of Conforming Changes). The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
3.7Pro Rata Borrowings. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages. Each Borrowing of Incremental Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Incremental Revolving Credit Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation, under any Credit Document.
3.8Interest.
(a)The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.
(b)The unpaid principal amount of each SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for SOFR Loans plus Term SOFR for the applicable Interest Period.
(c)[reserved].
(d)[reserved].
(e)[reserved].
(f)[reserved].
(g)If an Event of Default pursuant to Section 11.1 or 11.5 has occurred and is continuing (but after giving effect to any grace period set forth therein), if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) for the applicable Class plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).
(h)Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, (ii) in respect of each SOFR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) upon any prepayment in respect thereof, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.
(i)All computations of interest hereunder shall be made in accordance with Section 5.5.
(j)The Administrative Agent, upon determining the interest rate for any Borrowing of SOFR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
(k)Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under applicable law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate.  To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender or other Person.  Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.
3.9Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of SOFR Loans, in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, three or six month period with respect to SOFR Loans.
Notwithstanding anything to the contrary contained above:
(a)the initial Interest Period for any Borrowing of SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Loans of a different type) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b)if any Interest Period relating to a Borrowing of SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a SOFR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and
(d)the Borrower shall not be entitled to elect any Interest Period in respect of any SOFR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

3.10Increased Costs, Illegality, Etc.
(a)Subject to Section 2.18, in the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, the Required Revolving Credit Lenders shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
(i)on any date for determining Term SOFR for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such Borrowing of SOFR Loans are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the applicable market, adequate and fair means do not exist for ascertaining the interest rate on the basis provided for in the definition of “Term SOFR”; or
(ii)at any time following the Closing Date, (A) that such Lenders shall incur or suffer (A) any increased costs or reductions attributable to Taxes (other than any increase or reduction attributable to Indemnified Taxes, Excluded Taxes or Other Taxes) because of any Change in Law or (B) that any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any SOFR Loan; or
(iii)at any time, that the making or continuance of any SOFR Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful);
(such Loans, “Impacted Loans”), then, and in any such event, such Required Revolving Credit Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, SOFR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to SOFR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Revolving Credit Lenders in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.10(a)(i)(x), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
(b)At any time that any SOFR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected Loan has been submitted pursuant to Section 2.3 or Section 2.6 but the affected Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
(c)If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.
3.11[Reserved].
3.12Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.5 or 5.4.
3.13Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10 or 3.5 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10 or 3.5, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.
3.14Incremental Facilities; Extension of Revolving Credit Commitments.
(a)The Borrower may, by written notice to Administrative Agent, elect to request the establishment of one or more (x) increases in Revolving Credit Commitments of any Class (including any Letter of Credit Commitments) (the “New Revolving Credit Commitments”), and/or (y) additional revolving credit loan facilities (including any Letter of Credit Commitments) (the “Additional Revolving Credit Commitments” and, together with the New Revolving Credit Commitments, the “Incremental Revolving Credit Commitments”), by or in an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $5,000,000 (or any whole multiple of $1,000,000 in excess thereof) individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such Incremental Revolving Credit Commitments obtained on or prior to such date). In connection with the incurrence of any Indebtedness under this Section 2.14, at the request of the Administrative Agent, the Borrower shall provide to the Administrative Agent a certificate certifying that the Incremental Revolving Credit Commitments do not exceed the Maximum Incremental Facilities Amount, which certificate shall be in reasonable detail and shall provide the calculations and basis therefor. The Borrower may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the Incremental Revolving Credit Commitments; provided that any Lender offered or approached to provide all or a portion of the Incremental Revolving Credit Commitments may elect or decline, in its sole discretion, to provide an Incremental Revolving Credit Commitment. In each case, such Incremental Revolving Credit Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) the conditions precedent described in clause (e) below shall be satisfied and (ii) the Incremental Revolving Credit Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e). On and after the Increased Amount Date, at the election of the Borrower and agreed to by Lenders providing such Additional Revolving Credit Commitments, Additional Revolving Credit Loans shall be designated as (a) a separate series (a “Series”) of Revolving Credit Loans or (b) as part of a Series of existing Revolving Credit Loans for all purposes of this Agreement.
(b)On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) with respect to New Revolving Credit Commitments, each of the Lenders with Revolving Credit Commitments of such Class shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) and each of the New Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments of such Class, at the principal amount thereof, such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Credit Loans of such Class will be held by existing Revolving Credit Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments of such Class after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, and (b) with respect to any Incremental Revolving Credit Commitments, (i) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and, each Loan made under a New Revolving Credit Commitment (a “New Revolving Credit Loan”) and each Loan made under an Additional Revolving Credit Commitment (an “Additional Revolving Credit Loan” and, together with New Revolving Credit Loans, the “Incremental Revolving Credit Loan”) shall be deemed, for all purposes, Revolving Credit Loans and (ii) each New Revolving Loan Lender and each Lender with an Additional Revolving Credit Commitment (each an “Additional Revolving Loan Lender” and, together with the New Revolving Loan Lenders, the “Incremental Revolving Loan Lenders”) shall become a Lender with respect to the applicable Incremental Revolving Credit Commitment and all matters relating thereto; provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Incremental Revolving Loan Lender’s providing such Incremental Revolving Credit Commitment to the extent such consent, if any, would be required under Section 13.6(b) for an assignment of Revolving Loans or Revolving Credit Commitments, as applicable, to such Incremental Revolving Loan Lender.

(c)The Borrower shall use the proceeds, if any, of the Incremental Revolving Credit Loans for any purpose not prohibited by this Agreement and as agreed by the Borrower and the lender(s) providing such Incremental Revolving Credit Loans.
(d)[Reserved].
(e)The effectiveness of any Incremental Revolving Credit Commitments shall be subject to (i)(A) no Event of Default shall have occurred and be continuing after giving pro forma effect thereto and (B) all representations and warranties made by any Credit Party contained herein or in the other Credit Document shall be true and correct in all material respects on the date of the establishment of such Incremental Revolving Credit Commitments (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except to the extent (1) such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as of such earlier date and (2) that any inaccuracy relates to changes in factual circumstances specifically and expressly permitted under this Agreement and the other Credit Documents) and (ii) immediately after giving effect to the Incremental Revolving Credit Commitments (and assuming for such purpose that all Commitments and Incremental Revolving Credit Commitments are fully drawn), the Borrower shall be in compliance on a Pro Forma Basis with (A) an LTV that does not exceed the Maximum LTV, (B) a Debt Service Coverage Ratio of not less than 1.25 to 1.00 and (C) a Net Asset Value of not less than the Minimum NAV.
(f)The terms and provisions of any New Revolving Credit Commitments and the related New Revolving Credit Loans shall be identical to the Class of Commitments and related Revolving Loans subject to increase by such New Revolving Credit Commitments and New Revolving Credit Loans; provided, that underwriting, arrangement, structuring, ticking, commitment, upfront or similar fees, and other fees payable in connection therewith that may be agreed to among the Borrower and the lender(s) providing and/or arranging such New Revolving Credit Commitments may be paid in connection with such New Revolving Credit Commitments. The terms and provisions of the Additional Revolving Credit Loans and Additional Revolving Credit Commitments of any Series shall be on terms and documentation set forth in the Joinder Agreement as determined by the Borrower; provided that (i) the applicable maturity date for the Additional Revolving Credit Commitment of each Series shall be no earlier than the Revolving Credit Maturity Date; (ii) no Additional Revolving Credit Commitments may be guaranteed by any Person which is not a guarantor under the Revolving Credit Facility, nor may it be secured by any assets other than the Collateral; (iii) the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the Additional Revolving Credit Commitments, and (3) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Additional Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments on such Increased Amount Date; (iv) each tranche of Additional Revolving Credit Loans shall be subject to covenants, events of default and other non-pricing terms that are not materially more favorable, taken as a whole, to an Additional Revolving Loan Lender than to the Revolving Credit Lenders pursuant to the then existing tranches of Revolving Credit Loans, unless such terms are also provided to the other Revolving Credit Lenders; provided that, such Additional Revolving Credit Loans may have an Incremental Revolving Credit Maturity Date that differs from the Revolving Credit Maturity Date and Extended Revolving Loan Maturity Date; and (v) each tranche of Additional Revolving Credit Loans shall be subject to an interest spread that is no greater than the Applicable Margin; provided that if the interest rate spread applicable to any Additional Revolving Credit Loans is greater than the Applicable Margin, then the Applicable Margin shall be increased to equal the interest rate spread with respect to such Additional Revolving Credit Loans.
(g)Each Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provision of this Section 2.14.
(h)(i) At any time after giving effect to the Borrower’s extension of the Revolving Credit Maturity Date pursuant to Section 2.5(a), Borrower may at any time and from time to time thereafter request that all or a portion of the Revolving Credit Commitments of any Class, any Extended Revolving Credit Commitments and/or any Incremental Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such request, an “Extension Request”, any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(h)(i). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall be on terms to be agreed between the Borrower and the Lender(s) providing Extended Revolving Credit Commitments; provided, however, that (x) the scheduled final maturity date shall be extended, and (y) subject to Section 2.14(h)(v)(B), (A) the interest margins with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins for the applicable Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitments”) from which they were converted and/or (B) additional fees or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Original Revolving Credit Commitments shall be made on a pro rata basis with all other Original Revolving Credit Commitments and (2) no Extended Revolving Credit Commitments may be optionally permanently prepaid and terminated prior to the date on which the Specified Existing Revolving Credit Commitments from which they were converted is permanently repaid in full and terminated, except in accordance with the last sentence of Section 5.1. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).
(i)Any Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Revolving Credit Class or Existing Revolving Credit Classes subject to such Extension Request converted into Extended Revolving Credit Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Revolving Credit Class or Existing Revolving Credit Classes subject to such Extension Request that it has elected to convert into Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Revolving Credit Class or Existing Revolving Credit Classes subject to Extension Elections exceeds the amount of Extended Revolving Credit Commitments requested pursuant to the Extension Request, Revolving Credit Commitments, Incremental Revolving Credit

Commitments or Extended Revolving Credit Commitments of the Existing Revolving Credit Class or Existing Revolving Credit Classes subject to Extension Elections shall be converted to Extended Revolving Credit Commitments on a pro rata basis based on the amount of Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment included in each such Extension Election. Notwithstanding the conversion of any Original Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all other Original Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the L/C Facility Maturity Date may be extended and the related obligations to issue Letters of Credit may be continued so long as the Letter of Credit Issuers, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).
(ii)Extended Revolving Credit Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(h)(iii) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Revolving Credit Commitments established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Revolving Credit Commitments in an aggregate principal amount that is less than $5,000,000. Without limitation of any modifications otherwise permitted by this Section 2.14(g) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of Extended Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.
(iii)Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Revolving Credit Class is converted to extend the related scheduled maturity date(s) in accordance with clause (i) above (an “Extension Date”), in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit

Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.
(iv)The occurrence of any extension of Original Revolving Credit Commitments and the effectiveness of any Extension Election by any Extending Lender in respect of such extension, shall be subject to the satisfaction of the following conditions as of the applicable Extension Date:
(A)the Borrower shall have delivered written notice to the Administrative Agent no more than ninety (90) days nor less than thirty (30) days prior to the then-applicable Maturity Date (or such shorter period as the Administrative Agent may otherwise agree);
(B)no Event of Default shall have occurred and be continuing as of such Extension Date;
(C)the Borrower shall have made, in lieu of any margin increase or additional fees or premiums contemplated by the proviso in Section 2.14(h)(i) payable to such Extending Lender, upon or promptly following such date, to each such Extending Lender, a fee equal to 0.125% of the aggregate amount of such Lender’s Original Revolving Credit Commitments which is extended as of such Extension Date;
(D)the representations and warranties made or deemed made by the Borrower in any Credit Document shall be true and correct in all material respects except to the extent that (1) such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and (2) such representations and warranties are qualified by materiality or Material Adverse Effect (in which case such representations and warranties shall be true and correct in all material respects); and
(E)immediately after giving effect to the Extension Election, the Borrower shall be in compliance on a Pro Forma Basis with an LTV that does not exceed the Maximum LTV.
(v)The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.
3.15[Reserved].
3.16Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:
(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.1.
(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to such Letter of Credit Issuer hereunder; third, to Cash Collateralize such Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize such Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Borrower, the Lenders or the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Lender or any Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, and L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 4 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.
(C)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to such Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  Subject to Section 13.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Letter of Credit Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
3.17Alternate Rate of Interest. Subject to Section 2.18, if prior to the commencement of any Interest Period for a Term SOFR Borrowing, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day or, at the Borrower’s election prior to such day, be prepaid by the Borrower on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 p.m. (New York City time) the Administrative Agent is authorized to effect such conversion of such Loan into an ABR Loan), and, upon the Borrower’s receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist, such ABR Loan shall then be converted by the Administrative Agent to, and shall constitute, a SOFR Loan, on the day of such notice being given to the Borrower by the Administrative Agent.
3.18Benchmark Replacement Setting.
(a)Benchmark Replacement.
(i)Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a)(i) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (B) if a

Benchmark Replacement is determined in accordance with clause (a)(ii), clause (b) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)No Hedge Agreement shall be deemed to be a “Credit Document” for purposes of this Section 2.18.
(b)Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, subject to the consent of the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document (other than as provided in the definition of Conforming Changes).
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly (and in any event within five (5) Business Days) notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.18(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrower or any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.18.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Loans determined in the applicable Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
(f)[Reserved].
(g)Notwithstanding anything herein or in any other Credit Document to the contrary, the Administrative Agent and the Borrower shall cooperate in good faith and use commercially reasonable efforts to satisfy any applicable requirements under proposed or final U.S. Treasury Regulations or other Internal Revenue Service guidance such that the use of an alternative rate of interest pursuant to this Section 2.18 shall not result in a deemed exchange of any Indebtedness hereunder under Section 1001 of the Code.
Section 4.Letters of Credit.
4.1Letters of Credit.
(a)Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Facility Maturity Date, each Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, to issue from time to time from the Closing Date through the L/C Facility Maturity Date for the account of the Borrower (or, so long as the Borrower is the primary obligor and a signatory to the Letter of Credit Request or remains the primary obligor for any reimbursement obligations pursuant to Section 3.4 hereof, for the account of any Subsidiary) standby letters of credit (the “Letters of Credit” and each, a “Letter of Credit”), which Letters of Credit shall not exceed any Letter of Credit Issuer’s Letter of Credit Commitment unless consented to by such Letter of Credit Issuer and in the aggregate shall not exceed the L/C Sublimit, in such form as may be approved by each Letter of Credit Issuer in its reasonable discretion.
(b)Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the L/C Sublimit then in effect (or with respect to any Letter of Credit Issuer, exceed such Letter of Credit Issuer’s Letter of Credit Commitment; provided that if the Borrower determines that, in connection with any actual or anticipated L/C Borrowing, less than the full amount of the L/C Sublimit would be available to the Borrower as a result of the application of this clause (i), then the Letter of Credit Commitments of each Letter of Credit Issuer shall be reallocated as elected by the Borrower in consultation with each Letter of Credit Issuer and with the consent of any such Letter of Credit Issuer which has its Letter of Credit Commitment increased as a result of such reallocation (and the Borrower and the Letter of Credit Issuers agree to take such actions as among themselves to accommodate any such reallocation)); (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no earlier than one year after the date of issuance thereof (except as set forth in Section 3.2(d)), provided that in no event shall such expiration date occur later than the L/C Facility Maturity Date, in each case, unless otherwise agreed upon by the Administrative Agent, such Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized or backstopped (in the case of a backstop only, on terms reasonably satisfactory to such Letter of Credit Issuer), the Revolving Credit Lenders; (iv) the Letter of Credit shall be denominated in Dollars; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by any Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.
(c)Upon at least two Business Days’ prior written notice to the Administrative Agent and each Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of

Credit Commitments in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the L/C Sublimit (or with respect to any Letter of Credit Issuer, the Letters of Credit outstanding with respect to Letters of Credit issued by such Letter of Credit Issuer shall not exceed such Letter of Credit Issuer’s Letter of Credit Commitment).
(d)No Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if:
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain any Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it;
(ii)the issuance of such Letter of Credit would violate one or more policies of such Letter of Credit Issuer applicable to letters of credit generally;
(iii)except as otherwise agreed by any Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000; provided that any Letter of Credit Issuer shall only be required to issue standby Letters of Credit denominated in Dollars unless it otherwise agrees;
(iv)such Letter of Credit is denominated in a currency other than Dollars;
(v)such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or
(vi)a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower have entered into arrangements reasonably satisfactory to such Letter of Credit Issuer to eliminate such Letter of Credit Issuer’s risk with respect to such Revolving Credit Lender or such risk has been reallocated in accordance with Section 2.16.
(e)No Letter of Credit Issuer shall increase the Stated Amount of any Letter of Credit if such Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(f)No Letter of Credit Issuer shall be under any obligation to issue an amendment to any Letter of Credit if such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof.
(g)Any Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and such Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by any Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included any Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to any Letter of Credit Issuer.
4.2Letter of Credit Requests.
(a)Whenever the Borrower desires that a Letter of Credit be issued or amended, the Borrower shall give the Administrative Agent and the Letter of Credit Issuers a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least three (3) Business Days (or such other period as may be agreed upon by the Borrower, the Administrative Agent and each Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Letter of Credit Issuer, by personal delivery or by any other means acceptable to the applicable Letter of Credit Issuer.
(b)In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuers: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the identity of the applicant; and (C) such other matters as the applicable Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Letter of Credit Issuer (I) the Letter of Credit to be amended; (II) the proposed date of issuance (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the applicable Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to such Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Letter of Credit Issuer or the Administrative Agent may reasonably require.
(c)Unless the Letter of Credit Issuers have received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Sections 6 (solely with respect to any Letter of Credit issued on the Closing Date) and 7 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, the applicable Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of a Subsidiary) or issue the applicable amendment, as the case may be, in each case in accordance with each such Letter of Credit Issuer’s usual and customary business practices.
(d)If the Borrower so requests in any Letter of Credit Request, the applicable Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such Letter of Credit Issuer, the Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuers to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date, unless otherwise agreed upon by the Administrative Agent and such Letter of Credit Issuer; provided, however, that no Letter of Credit Issuer shall permit any such extension if (A) such Letter of Credit Issuer has reasonably determined that it would not be permitted, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing such Letter of Credit Issuer not to permit such extension.

(e)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Letter of Credit Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the first Business Day of each month, each Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.
(f)The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).
4.3Letter of Credit Participations.
(a)Immediately upon the issuance by any Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.
(b)In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuers any resulting liability.
(c)In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of such Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by such Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of any Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.
(d)Whenever the Administrative Agent receives a payment in respect of an unpaid Reimbursement Obligation as to which the Administrative Agent has received for the account of any Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the

Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such Reimbursement Obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such Reimbursement Obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.
(e)The obligations of the L/C Participants to make payments to the Administrative Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.
(f)If any payment received by the Administrative Agent for the account of any Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned, each Lender shall pay to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
4.4Agreement to Repay Letter of Credit Drawings.
(a)The Borrower hereby agrees to reimburse the Letter of Credit Issuers, by making payment with respect to any drawing under any Letter of Credit in Dollars. Any such reimbursement shall be made by the Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by any Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives written notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable Margin for ABR Loans that are Revolving Credit Loans plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 12:00 noon (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing any Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that such Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Unpaid Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Unpaid Drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires undrawn, or is returned for cancellation while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a)

shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.
(b)The obligation of the Borrower to reimburse the Letter of Credit Issuers for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
(ii)the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by any Letter of Credit Issuer of any requirement that exists for such Letter of Credit Issuer’s protection and not the protection of the Borrower (or Subsidiary) or any waiver by such Letter of Credit Issuer which does not in fact materially prejudice the Borrower (or Subsidiary);
(v)any payment made by any Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vi)any payment by any Letter of Credit Issuer under such Letter of Credit against presentation of documents that does not strictly comply with the terms of such Letter of Credit; or any payment made by any Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;
(vii)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(viii)any adverse change in any relevant exchange rates or in the relevant currency markets generally; or
(ix)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (or Subsidiary) (other than the defense of payment or performance).
(c)The Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by any Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of any Letter of Credit Issuer as determined in the final non-appealable judgment of a court of competent jurisdiction.
4.5Increased Costs. If after the Closing Date, the adoption of any applicable law, treaty, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on any Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Indemnified Taxes, Excluded Taxes or Other Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to a Letter of Credit issued on account of the Borrower (or Subsidiary))), the Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that no Letter of Credit Issuer or L/C Participant shall be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error. The obligations of the Borrower under this Section 3.5 shall survive the payment in full of the Obligations and the termination of this Agreement.
4.6New or Successor Letter of Credit Issuer.
(a)Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may replace any Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and such Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If a Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of the Letter of Credit Issuers hereunder, and the term Letter of Credit Issuers shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a Letter of Credit Issuer hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the Letter of Credit Issuers under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in Dollars, and shall have an amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be presentation of a statement either that there has been a drawing on the corresponding back-stopped Letters of Credit or that the back-stopping Letter of Credit will expire within thirty (30) days or less and back-stopped Letters of Credit are still outstanding. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuers shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.
(b)To the extent there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
4.7Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Letter of Credit Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuers shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against a Letter of Credit Issuer, and a Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower prove were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, any Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Letter of Credit Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
Any Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
4.8Cash Collateral.
(a)Certain Credit Support Events. Upon the written request of the Administrative Agent or any Letter of Credit Issuer, if (1) as of the L/C Facility Maturity Date, any L/C Obligation for any reason remains outstanding or (2) the Borrower shall be required to provide Cash Collateral pursuant to Section 11.12, the Borrower shall immediately (in the case of clause (2) above) or within one Business Day (in all other cases) following any written request by the Administrative Agent or any Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (2) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, any Letter of Credit Issuer and the Revolving Credit Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Letter of Credit Issuer as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Sections 2.16, 5.2, or 11.12 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and any Letter of Credit Issuer that there exists excess Cash Collateral.
4.9Applicability of ISP and UCP. Unless otherwise expressly agreed by any Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall be stated therein to apply to each standby Letter of Credit. Notwithstanding the foregoing, no Letter of Credit Issuer shall be responsible to the Borrower for, and no Letter of Credit Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where such Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
4.10Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.
4.11Letter of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuers hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
4.12Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Sublimit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Letter of Credit Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Sublimit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the Letter of Credit Issuers and the Borrower, without the consent of any other Person.
Section 5.Fees.
5.1Fees.
(a)The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date to the Revolving Credit Termination Date. Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower (for the quarterly period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.
(b)Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposures, a fee in respect of each Letter of Credit issued on the Borrower’s or any of its Subsidiaries’ behalf (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit equal to a rate equal to the Letter of Credit Fee Rate then in effect for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed on the average daily Stated Amount of such Letter of Credit less (ii) the Fronting Fee set forth in clause (d) below. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(c)Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.
(d)Without duplication, the Borrower agrees to pay to each Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it to the Borrower (the “Fronting Fee”) for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and any Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(e)Without duplication, the Borrower agrees to pay directly to the Letter of Credit Issuers in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by any Letter of Credit Issuer such amount as shall at the time of such issuance of, drawing under, and/or amendment be the processing charge that such Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments of, letters of credit issued by it.
(f)Notwithstanding the foregoing, no Borrower shall be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.
5.2Reduction of Revolving Credit Commitments. Upon at least two (2) U.S. Government Securities Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments of any Class in whole or in part; provided that such notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other agreements or the consummation of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided, further that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(g), the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(g) of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.14(g) prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) the Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2 (other than any reduction pursuant to the foregoing clause (a)(ii)) shall be in the amount of at least $5,000,000, and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class.
5.3Mandatory Termination. The Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.
Section 6.Payments.
6.1Voluntary Prepayments. The Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of SOFR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 noon (New York City time) (i) in the case of SOFR Loans, three (3) U.S. Government Securities Business Days prior to and, (ii) in the case of ABR Loans, one (1) U.S. Government Securities Business Day prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; provided that such notice of voluntary prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other agreements or the consummation of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; and (2) each partial prepayment of (i) any Borrowing of SOFR Loans shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding SOFR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Loans. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Revolving Credit Loan of a Defaulting Lender.
6.2Mandatory Prepayments. The Borrower shall be required to prepay the Revolving Credit Loans as follows:
(a)Repayment of Excess Revolving Credit Exposure. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Loans for any reason exceeds 100% of the Revolving Credit Commitment of such Class then in effect, the Borrower shall forthwith repay on such date Revolving Loans of such Class in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Revolving Loans of such Class, the Revolving Credit Exposures of such Class exceed the Revolving Credit Commitment of such Class then in effect, the Borrower shall Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess.
(b)Application to Revolving Credit Loans.
(i)With respect to each prepayment of Revolving Credit Loans pursuant to Section 10.9(b), each such prepayment shall be applied pro rata among the Revolving Credit Loans then outstanding in accordance with each Lender’s Revolving Credit Commitment Percentage.
(ii)With respect to each prepayment of Revolving Credit Loans pursuant to Section 5.2(a), each such prepayment shall be applied pro rata among each Class of Revolving Loans to be so prepaid.
(iii)With respect to each other prepayment of Revolving Credit Loans, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid, provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion.
(iv)Notwithstanding anything in this Section 5.2(b) to the contrary, no prepayment of Revolving Loans pursuant to Section 5.1 shall be applied to the Revolving Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower.
6.3Method and Place of Payment.
(a)Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuers entitled thereto, as the case may be, not later than 12:00 noon (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 12:00 noon (New York City time) or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.
(b)Any payments under this Agreement that are made later than 12:00 noon (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
6.4Net Payments.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.
(ii)If any Credit Party, the Administrative Agent or any other applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.
(b)Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.
(c)Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Credit Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable or paid under this Section 5.4) payable by the Administrative Agent or such Lender, or required to be deducted or withheld from a payment to the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Evidence of Payments. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.
(e)Status of Lenders and Tax Documentation.
(i)Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B)(1), (ii)(B)(2), (ii)(B)(3), (ii)(B)(4), (ii)(C) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:
(A)any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;
(B)each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent two of whichever of the following is applicable:
(1)in the case of a Non-U.S. Lender claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of Internal Revenue Service Form W-8ECI (or any successor form thereto);
(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or Section 871(h) of the Code, (x) a certificate, substantially in the form of Exhibit H-1, H-2, H-3 or H-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and that no payments under any Credit Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business and (y) executed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor form);
(4)where such Lender is a partnership for U.S. federal income tax purposes or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor thereto) and all required supporting documentation including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s); provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s); or
(5)executed copies of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(C)if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)If the Administrative Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide the Borrower with two duly completed original copies of Internal Revenue Service Form W-9. If the Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide an applicable Form W-8 (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders.
(iv)Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.
(f)Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole reasonable discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g)For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer and the term “applicable law” includes FATCA.
(h)Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.
6.5Computations of Interest and Fees.
(a)Interest on SOFR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans calculated based on clauses (b) or (c) of the definition of “ABR” shall be calculated on the basis of a 360-day year for the actual days elapsed and calculated based on clause (a) of the definition of “ABR” shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
(b)Fees shall each be calculated on the basis of a 360-day year for the actual days elapsed.
6.6Limit on Rate of Interest.
(a)No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
(b)Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.
(c)Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
Section 7.Conditions Precedent to Initial Borrowing.
Any Borrowing of Revolving Credit Loans or issuance of Letters of Credit, in each case on the Closing Date, under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent.
7.1Credit Documents.
The Administrative Agent (or its counsel) shall have received:
(a)this Agreement, executed and delivered by a duly Authorized Officer of the Parent and the Borrower;

(b)the Guarantee, executed and delivered by a duly Authorized Officer of the Guarantor; and
(c)the Pledge Agreement, executed and delivered by a duly Authorized Officer of the Borrower and each Guarantor.
7.2Collateral.
(a)All outstanding equity interests constituting Collateral in whatever form that is directly owned by or on behalf of Guarantor and required to be pledged pursuant to the Security Documents shall have been pledged pursuant thereto.
(b)The Collateral Agent shall have received the certificates (if any) representing equity interests constituting Collateral, in each case, to the extent required to be delivered under the Security Documents and pledged under the Security Documents to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank.
(c)All Uniform Commercial Code financing statements required to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by such Security Document shall have been delivered to the Collateral Agent, and shall be in proper form, for filing, registration or recording.
7.3Legal Opinions. The Administrative Agent (or its counsel) shall have received the executed legal opinion, in customary form, of Kirkland & Ellis LLP, special New York counsel to the Credit Parties. The Borrower hereby instructs and agrees to instruct the other Credit Parties to have such counsel deliver such legal opinions.
7.4[Reserved].
7.5Closing Certificates. The Administrative Agent (or its counsel) shall have received (x) a certificate of each of the Borrower and the Guarantor, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions, executed by any Authorized Officer and the Secretary or any Assistant Secretary of the Borrower and the Guarantor, as applicable and (y) a certificate executed by an Authorized Officer of the Borrower certifying as to the accuracy in all material respects of all representations and warranties made by any Credit Party contained herein or in the other Credit Documents (except in the case of any representation and warranty that is expressly related to a given date or period, in which case such representation and warranty shall be true and correct in all material respects as of the respective date for the respective period, as the case may be); provided that to the extent any representation and warranty is qualified or subject to “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of Material Adverse Effect for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).
7.6Authorization of Proceedings of the Borrower and the Guarantor; Corporate Documents. The Administrative Agent shall have received (i) a copy of the resolutions of the general partner, board of directors, member(s), trustee(s) or other governing bodies, as applicable, of the Borrower and the Guarantor (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, (ii) the certificate of incorporation and by-laws, certificate of formation and operating agreement or other comparable organizational documents, as applicable, of the Borrower and the Guarantor and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of the Borrower and the Guarantor executing the respective Credit Documents to which they are a party.
7.7Fees. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant hereto, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower) shall, upon the initial Credit Event on the Closing Date hereunder, have been, or will be substantially simultaneously, paid (which amounts may, at the option of the Borrower, be offset against the proceeds of any of the Revolving Credit Facility).
7.8Solvency Certificate. The Lead Arranger shall have received a certificate, dated as of the Closing Date and substantially in the form of Exhibit J, from the Chief Executive Officer, the President,

the Chief Financial Officer, the Treasurer, the Vice President-Finance, a Director, a Manager, or any other senior financial officer of the Borrower (or, if the Borrower is a limited partnership, its general partner) to the effect that after giving effect to the Transactions, the Borrower on a consolidated basis with its Subsidiaries is Solvent.
7.9Financial Statements. The Lead Arranger shall have received (i) audited consolidated balance sheets of BODIT and its Subsidiaries and the related consolidated income statements and cash flows for the fiscal years ended December 31, 2025 and (ii) unaudited consolidated balance sheets of BODIT and its Subsidiaries and the related consolidated income statements and cash flows for the fiscal quarter ended September 30, 2025.
7.10[Reserved].
7.11Notice of Revolving Credit Loan Borrowing; Letter of Credit Request. (a) The Administrative Agent (or its counsel) shall have received (a) a Notice of Borrowing with respect to any Revolving Credit Loans to be borrowed on the Closing Date meeting the requirements of Section 2.3 and (b) the Administrative Agent and each applicable Letter of Credit Issuer shall have received a Letter of Credit Request with respect to any Letters of Credit to be issued on the Closing Date meeting the requirements of Section 3.2(a).
7.12Representations and Warranties. On the Closing Date, all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except in the case of any representation and warranty that is expressly related to a given date or period, in which case such representation and warranty shall be true and correct in all material respects as of the respective date for the respective period, as the case may be); provided that to the extent any representation and warranty is qualified or subject to “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of Material Adverse Effect for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).
7.13[Reserved].
7.14Patriot Act. The Administrative Agent and the Lead Arranger shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and information about the Credit Parties, including a Beneficial Ownership Certification to the extent applicable, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, Anti-Money Laundering Laws, the PATRIOT Act and regulations pertaining to beneficial ownership of legal entity customers, including, without limitation, the Beneficial Ownership Regulation.
For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 8.Conditions Precedent to All Credit Events after the Closing Date.
After the Closing Date, and subject to the agreement of each Lender to make any Loan requested to be made by it on any date (excluding Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of each Letter of Credit Issuer to issue (but, for the avoidance of doubt, excluding any auto-renewal or evergreen extensions thereof) Letters of Credit on any date is subject to the satisfaction (or waiver) of the following conditions precedent contained in Sections 7.1 and 7.3.
8.1No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Closing Date or pursuant to any Loan made pursuant to Section 2.14 (which shall be subject to the applicable terms of Section 2.14)) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as of such earlier date).
8.2LTV. Immediately after giving effect to the applicable Credit Event, the Borrower shall be in compliance (on a pro forma basis for such Borrowing as if such Borrowing had occurred as of the immediately preceding Calculation Date for which LTV Financials have been provided) with an LTV that does not exceed the Maximum LTV.
8.3Notice of Borrowing.
(a)Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
(b)Prior to the issuance of each Letter of Credit, the Administrative Agent and such Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
8.4Debt Service Coverage Ratio. Immediately after giving effect to the applicable Credit Event, the Borrower shall be in compliance (on a pro forma basis for such Borrowing as if such Borrowing had occurred as of the first day of the twelve-month period ending on the immediately preceding Calculation Date for which LTV Financials have been provided) with a Debt Service Coverage Ratio of not less than 1.25 to 1.00.
8.5Net Asset Value. Immediately after giving effect to the applicable Credit Event, the Borrower shall be in compliance (on a pro forma basis for such Borrowing as if such Borrowing had occurred as of the first day of the twelve-month period ending on the immediately preceding Calculation Date for which LTV Financials have been provided) with a Net Asset Value of not less than the Minimum NAV.
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.
Section 9.Representations and Warranties.
In order to induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in Letters of Credit as provided for herein, each of the Parent and the Borrower makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit.
9.1Corporate Status. Each Credit Party (i) is a duly organized and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (ii) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. BODIT intends to elect to be treated as a REIT in connection with the filing of its tax returns for the 2025 taxable year.
9.2Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.
9.3No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (i) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, other than any such contravention that would not reasonably be expected to result in a Material Adverse Effect, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (iii) violate any provision of the certificate of incorporation, by-laws, articles or other organizational documents of such Credit Party (after giving effect to the Transactions).
9.4Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against the any Credit Party that would reasonably be expected to be determined adversely and, if so, to result in a Material Adverse Effect.
9.5Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.
9.6Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii)  filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.
9.7Investment Company Act. Neither the Borrower nor the Guarantor is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
9.8True and Complete Disclosure.
(a)None of the written factual information and written data (taken as a whole) heretofore furnished by or on behalf of the Borrower, the Guarantor or any of their respective authorized representatives (at the Borrower’s direction) to the Administrative Agent, the Lead Arranger, and/or any Lender on or before the Closing Date (including all such written information and data contained in (i) the Marketing Materials (as updated prior to the Closing Date and including all information incorporated by reference therein) and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make the statements contained therein not materially misleading at such time in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time), it being understood and agreed that for the purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections, budgets, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward looking information or information of a general economic or industry specific nature (collectively, “Forward-Looking Information”).
(b)The Forward-Looking Information delivered to the Lenders in connection with the Transaction (including in the Marketing Materials) were, at the time of delivery, prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time made, it being understood by the Lenders that all Forward-Looking Information is as to future events and is not to be viewed as facts or a guarantee of performance, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent and its Subsidiaries and that no assurance can be given that any particular Forward-Looking Information will be realized and that actual results during the period or periods covered by any such Forward-Looking Information may differ from the projected results and such differences may be material.
9.9Financial Condition; Financial Statements; MAE.
(a)The financial statements delivered pursuant to Section 6.9 in each case present fairly in all material respects the consolidated financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby. Such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(b)Since the Closing Date, there has been no Material Adverse Effect that has occurred and is continuing.
Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower (or the Parent or BODIT) and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Credit Documents.
9.10Compliance with Laws. Each Credit Party, and to the knowledge of each Credit Party, their respective Subsidiaries, is in compliance with all Requirements of Law applicable to it or its property, including without limitation: (i) all Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws , and (ii) all applicable laws, binding industry standards, or contractual obligations that relate to privacy, data protection or data transfer issues, or the Processing of Personal Information, data breach disclosure and notification, or marketing, except in the case of clauses (i) and (ii) where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect.
9.11Tax Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each other Credit Party has filed all Tax returns required to be filed by it and has timely paid all Taxes payable by it (including in its capacity as withholding agent) that have become due, other than those being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower or such Credit Party, as applicable) with respect thereto in accordance with GAAP and (b) the Borrower and each of the other Credit Parties has paid, or has provided adequate reserves (in the good faith judgment of management of the Parent or such Credit Party, as applicable) in accordance with GAAP for the payment of all Taxes not yet due and payable. There is no current or proposed Tax assessment, deficiency or other claim asserted in writing against the Parent or any other Credit Party that would reasonably be expected to result in a Material Adverse Effect.
9.12Compliance with ERISA. Except as would not reasonably be expected to have a Material Adverse Effect alone or in combination with any other event, no ERISA Event has occurred or is reasonably expected to occur with respect to any Credit Party. None of the assets of a Credit Party constitutes “plan assets” within the meaning of 29 CFR 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”), and no Credit Party is subject to any law, rule, or regulation that is substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) and which such substantially similar law, rule or regulation would be violated by the transactions contemplated by this Agreement.
9.13Subsidiaries. Schedule 8.13 lists each Subsidiary of the Parent and the Borrower (and the direct and indirect ownership interest of the Parent or the Borrower therein), in each case, existing on the Closing Date after giving effect to the Transactions.
9.14Intellectual Property. Each of the Parent and Borrowers owns or has the right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses in the United States as currently conducted, except where the failure to own or have a right to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect. The current operation of their respective businesses by each of the Borrower and Parent does not infringe upon, misappropriate or violate the Intellectual Property of any third party, except as would not reasonably be expected to have a Material Adverse Effect.
9.15Environmental Laws.
(a)Except as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower, the other Credit Parties and their Subsidiaries and their respective operations and the operations of any tenants and subtenants of the Credit Parties are in compliance with all applicable Environmental Laws; (ii) none of the Borrower, any other Credit Party or any of their Subsidiaries has received written notice of any Environmental Claim; (iii) none of the Borrower, any other Credit Party or any of their Subsidiaries is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; (iv) none of the Borrower, any other Credit Party or any of their Subsidiaries has received written notice alleging it is subject to any Environmental Liability; and (v) to the knowledge of the Borrower, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or operated by the Borrower, any of the Credit Parties or any of their

Subsidiaries so as would reasonably be expected to give rise to an Environmental Liability or Environmental Claim.
(b)None of the Borrower, any of the other Credit Parties or any of their Subsidiaries has treated, stored, transported, Released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or, to the knowledge of the Borrower, formerly owned or operated property of the Borrower, any of the Credit Parties or any of their Subsidiaries, nor, to the knowledge of the Borrower, has there been any other Release of Hazardous Materials by any other Person at, on, under or from any such properties, in each case in a manner that would reasonably be expected to have a Material Adverse Effect.
9.16Properties. Each of Borrower, the other Credit Parties and their Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all tangible assets that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such title, interest or rights would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
9.17Closing Date Solvency. On the Closing Date (after giving effect to the Transactions) immediately following the making of the Loans and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.
9.18Patriot Act. On the Closing Date, the use of proceeds of the Loans will not violate the Patriot Act in any material respect.
9.19Financial Crimes.
(a)Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, employee, agent, or representative thereof, is a Person that is a Sanctioned Person.
(b)The Borrower and each of its Subsidiaries are subject to policies and procedures designed to promote and achieve compliance with applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.
(c)No action, suit, or proceeding by or before any Governmental Authority with respect to Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws is pending or, to the knowledge of Borrower, threatened against the Borrower or any of its Subsidiaries.
9.20Ownership of the Business.
(a)The total assets, liabilities and partner’s capital of the Parent is and will remain substantially similar to the total assets, liabilities and shareholders’ equity of the Borrower (in each case, calculated in accordance with GAAP and other than in respect of any liabilities permitted under Section 10.1).
(b)The Borrower holds, directly or indirectly, substantially all of the assets, liabilities of the business conducted by the Borrower and its Subsidiaries, taken as a whole, on the Closing Date.
9.21Insurance. The Borrower and its Subsidiaries maintain (either directly or indirectly by causing its tenants to maintain) insurance on their material real estate assets with financially sound and reputable insurance companies (or through self-insurance provisions), in such amounts, with such deductibles and covering such properties and risks as is prudent in the reasonable business judgment of the Borrower and its Subsidiaries.
Section 10.Affirmative Covenants.
Each of the Parent (solely with respect to Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7, Section 9.9 and Section 9.11) and the Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Revolving Credit Termination Date:
10.1Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)Annual Financial Statements. On or before the date that is 120 days after the end of each such fiscal year of the Borrower, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated income statements and cash flows for such fiscal year, and setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by an independent certified public accountants of recognized national standing whose opinion shall not be qualified (provided that, for the avoidance of doubt, an explanatory or emphasis of matter paragraph does not constitute a qualification) as to the scope of audit or as to the status of the Borrower as a going concern (other than any qualification, that is expressly solely with respect to, or resulting solely from, (i) an upcoming maturity date under any Indebtedness, (ii) any actual or potential inability to satisfy a financial maintenance covenant at such time or on a future date or in a future period or (iii) solely with respect to the scope of audit, any change in accounting principles or practices reflecting changes in GAAP that are required or approved by the Borrower’s independent registered public accountants).
(b)Quarterly Financial Statements. Commencing with the fiscal quarter ending March 31, 2026, on or before the date that is 60 days after the end of each of the first three (3) fiscal quarters of the Borrower, the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated income statements for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of the applicable quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes, as required by GAAP.
(c)[Reserved].
(d)Compliance Certificates. Concurrent with the delivery of any financial statements provided for in Sections 9.1(a) and (b), a Compliance Certificate executed by Authorized Officer of the Borrower to the effect that no Default, Event of Default or Mandatory Deleveraging Event exists or, if any Default, Event of Default or Mandatory Deleveraging Event does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth the LTV, Debt Service Coverage Ratio, Net Asset Value and Minimum NAV as of the end of the applicable period covered by such financial statements (with supporting calculations with respect to the Consolidated Property Values, LTV, the Debt Service Coverage Ratio, Net Asset Value and Minimum NAV and accompanied by the net asset value statement of BODIT filed with the SEC on Form 8-K reflecting the fair value of the Property, other Investments and assets as of the end of the applicable fiscal quarter), and setting forth any changes to GAAP that have taken effect in the applicable period covered by such financial statements.
(e)Notice of Default, Mandatory Deleveraging Event or Litigation. Promptly after an Authorized Officer of the Borrower or any other Credit Party obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default, Event of Default or Mandatory Deleveraging Event, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower or such Credit Party proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any Credit Party that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.
(f)Environmental Matters. Promptly after an Authorized Officer of the Borrower or any of the other Credit Parties obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not reasonably be expected to result in a Material Adverse Effect, notice of:
(i)any pending or threatened Environmental Claim against any Credit Party, any Subsidiary or any Real Estate;

(ii)any Environmental Liability of any Credit Party or any Subsidiary with respect to, arising from or relating to the use, ownership or operation of the Real Estate; and
(iii)the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence or Release or threatened Release or exposure of any Person to of any Hazardous Material on, at, under or from any Real Estate.
Section 11.All such notices shall describe in reasonable detail the nature of the claim, liability, investigation or removal, remedial or other corrective action in response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party or any Subsidiary thereof.
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of BODIT, the Parent or any direct or indirect parent of BODIT or the Parent or (B) BODIT’s or the Parent’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand.
(a)Other Information. Such other existing information (financial or otherwise) concerning the Borrower and the Parent as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time (but no more frequently than once per calendar year); provided that none of the Borrower nor the Parent will be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law, or any binding agreement (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product, (iv) that is otherwise subject to Section 13.16 or the limitations set forth in Section 9.2 or (v) that requires the Borrower or any Credit Party to incur costs in connection with the preparation by a third party of any new report or assessment.
(b)Reports to Shareholders. Promptly upon the furnishing thereof to the shareholders of the Parent or BODIT, the Borrower shall provide copies of all financial statements, reports and proxy statements and other information so furnished; provided that this requirement shall be deemed satisfied if such financial statement, report or proxy statement was otherwise delivered pursuant to other terms of this Agreement or such statement or report is publicly available.
(c)Beneficial Ownership; KYC. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws, including the Beneficial Ownership Regulation.
(d)Parent Entity Reporting. Promptly upon the filing thereof with respect to the Parent or BODIT, the Borrower shall provide copies of all registration statements and annual or quarterly reports; provided that this requirement shall be deemed satisfied if such registration statement or report was otherwise delivered pursuant to other terms of this Agreement or such statement or report is publicly available.
Documents required to be delivered pursuant to clauses (a), (b), (g) and (h) of this Section 9.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) if applicable, such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided that (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
Each Credit Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 9.1(a), (b) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any material nonpublic information; provided that any failure by the Borrower to so notify the Administrative Agent shall not constitute a Default or Event of Default.
11.1Books, Records, and Inspections. The Borrower and Parent will, and will cause each of their respective Subsidiaries to, keep proper books of record and account in which true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities to the extent required by GAAP. The Parent and the Borrower will permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and visually inspect any of the properties or assets of the Parent and the Borrower in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Parent and the Borrower and discuss the affairs, finances and accounts of the Parent and the Borrower with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of a Event of Default, (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which visit will be at the Borrower’s expense and (c) notwithstanding anything to the contrary in this Section 9.2, none of the Borrower, the Parent or any of their Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any agreement binding on a third-party or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that, except with respect to subclause (ii) above, when a Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.
11.2Maintenance of Insurance. The Borrower will procure and maintain with financially sound and reputable insurance companies, workmen’s compensation insurance, liability insurance, and insurance on its present and future properties and assets against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards of its industry in the same or similar locations.
11.3Payment of Taxes. The Borrower and the other Credit Parties will pay and discharge or cause to be paid and discharged all Taxes imposed upon it (including in its capacity as a withholding agent) or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a Lien (other than a Permitted Lien) upon any properties of the Borrower or any of such Credit Parties; provided that neither the Borrower nor any of the other Credit Parties shall be required to pay or discharge any such Tax that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP or the failure to pay or discharge could not reasonably be expected to result in a Material Adverse Effect.
11.4Preservation of Existence; Consolidated Corporate Franchises; Maintenance of REIT Status.
(a)Each of the Parent and the Borrower will take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Parent and the Borrower may consummate any transaction which is permitted by Sections 10.2, 10.3 or 10.4.
(b)BODIT (i) shall not revoke its election to be taxed as a REIT or cause or allow such election to be terminated and (ii) shall at all times comply with all requirements and applicable laws necessary to maintain REIT Status.
11.5Compliance with Statutes, Regulations, Etc. Each of the Parent and the Borrower will (a) comply with all applicable laws, rules, regulations, and orders applicable to it or its property, including, without limitation, applicable laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the applicable portions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions regarding Hazardous Materials required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities with jurisdiction regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, except in each case of (a), (b), and (c) of this Section 9.6, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
11.6Financial Crimes Covenants.
(a)The Borrower and Parent shall, and shall cause each of their Subsidiaries to, (a) conduct its businesses in compliance with Anti-Money Laundering Laws, Sanctions, and Anti-Corruption Laws in all material respects and (b) maintain or be subject to policies and procedures designed to promote and achieve compliance with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
(b)The Borrower, Parent, and each of their Subsidiaries will not, directly or knowingly indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity, (i) to fund any activities or business of or with any individual or entity that, at the time of such funding, is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is a Sanctioned Country, in each case in violation of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws by any individual or entity (including any individual or entity participating in the Loans or Letters of Credit, whether as Administrative Agent, Letter of Credit Issuer, Lender, underwriter, advisor, investor, or otherwise).
11.7ERISA. The Borrower will notify the Administrative Agent promptly following the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect or in the event that the assets of any Credit Party constitutes Plan Assets or any Credit Party becomes subject to any Similar Law which such Similar Law would be violated by the transactions contemplated by this Agreement.
11.8Maintenance of Tangible Properties. The Borrower and Parent will, and will cause their Subsidiaries to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
11.9Use of Proceeds. The Borrower will use the proceeds of the Revolving Credit Loans and use the Letters of Credit for working capital and any general corporate purpose needs of the Borrower and its Subsidiaries (including to finance capital expenditures and the acquisition of certain data center-related properties).
11.10Further Assurances. Subject to the terms of this Section 9.11, and the Security Documents, the Borrower and the Parent will execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Parent.
11.11Financial Covenants under Other Indebtedness. To the extent the Borrower, under the terms of any facility of the Borrower consisting of net asset value Indebtedness described in clause (a) of the definition thereof which would constitute Material Indebtedness, is obligated to comply with any financial maintenance covenant thereunder, such financial covenant shall also apply to the Revolving Credit Facility (a) to the extent the Revolving Credit Facility does not require the Borrower’s compliance with any financial maintenance covenant or (b) if, subsequent to the Closing Date, any financial maintenance covenant is then-applicable to the Revolving Credit Facility by operation of this Section 9.12, solely to the extent such new financial maintenance covenant is more restrictive than the then-applicable financial maintenance covenant under the Revolving Credit Facility, and the Borrower shall, with the Administrative Agent, amend the Credit Documents such that the Revolving Credit Lenders benefit from such more restrictive financial covenant.
Section 12.Negative Covenants.
Each of the Parent (solely with respect to Section 10.2) and the Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Revolving Credit Termination Date:
12.1Limitation on Indebtedness.
(a)The Borrower will not create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and the Borrower will not issue any shares of Disqualified Stock, in each case, if, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, (i) the LTV would exceed the Maximum LTV or (ii) the Net Asset Value would be less than the Minimum NAV.
(b)The Parent will not incur any Indebtedness (including Acquired Indebtedness), and the Parent will not issue any shares of Disqualified Stock.
(c)The foregoing limitations in clauses (a) and (b) above will not apply to:
(i)Indebtedness arising under the Credit Documents or otherwise permitted pursuant to Section 2.14;
(ii)[reserved];
(iii)intercompany Indebtedness owed to a Subsidiary or any Parent Entity;
(iv)[reserved];
(v)Indebtedness incurred by the Borrower or Parent (including letter of credit obligations consistent with past practice constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;
(vi)Indebtedness of the Borrower or Parent arising from agreements providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or other Person, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(vii)Refinancing Indebtedness;
(viii)Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);
(ix)(1) obligations in respect of customs, self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations or (2) obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;
(x)(1) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (2) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(xi)(1) Indebtedness supported by a letter of credit, in a principal amount not in excess of the amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (2) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of Parent, the Borrower or any Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;
(xii)Indebtedness consisting of the financing of insurance premiums;
(xiii)(1) Indebtedness undertaken in connection with cash management and related activities with respect to the Borrower, the Parent, any Subsidiary or joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the definition of Cash Management Services and (2) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Borrower or Parent with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower;
(xiv)Indebtedness consisting of Indebtedness issued by the Borrower or Parent to future, current or former officers, directors, managers and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity

Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in clause (4) of Section 10.4(b);
(xv)Indebtedness in respect of taxes, assessments, governmental charges or levies to the extent that payment therefor shall not at the time be required to be made in accordance with Section 9.4;
(xvi)Indebtedness in respect of judgments and attachments for the payment of money not constituting an Event of Default under Section 11.5 or Section 11.9;
(xvii)unsecured Indebtedness that represents accrued (or deferred) and unpaid management fees to Sponsor; provided, that the payment of such management fees in respect of such Indebtedness is not otherwise prohibited under Section 10.4;
(xviii)(1) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (2) Indebtedness incurred by the Borrower as a result of Leases or services agreements entered into by the Borrower or any Subsidiary thereof in the ordinary course of business; and
(xix)guarantee obligations and/or other credit support incurred by the Borrower or Parent in respect of Indebtedness or other liabilities of any Subsidiary or Unconsolidated Affiliate.
For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (i) through (xix) above or is entitled to be incurred pursuant to Section 10.1(a), the Borrower, in its sole discretion, will classify and may reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses or paragraphs; and (ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 10.1.
Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. Any Indebtedness incurred to refinance Indebtedness permitted pursuant to this Section 10.1 shall be deemed to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees, and expenses in connection with such refinancing.
For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing

Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums, and other costs and expenses and accrued and unpaid interest incurred in connection with such refinancing.
The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
12.2Limitation on Fundamental Changes. The Borrower and Parent will not (i) enter into any merger, consolidation or amalgamation which results in a Change of Control or (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of the assets or other properties of the Borrower and its Subsidiaries, taken as a whole, except that:
(a)so long as no Event of Default has occurred and is continuing or would result therefrom, any Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto or in a form otherwise reasonably satisfactory to the Administrative Agent, (3) the Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to the Guarantee, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) [reserved], and (5) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation, or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation, or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (3) and (4) preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);
(b)the Transactions may be consummated;
(c)The Borrower and the Parent may consummate a merger, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, assignment or disposition, the purpose of which is to effect an Asset Sale (which for the purposes of this Section 10.2(c) will include any disposition below the Dollar threshold set forth in clause (iv) of the definition of “Asset Sale”), other disposition or an Investment permitted or not prohibited hereunder;
(d)(i) any transactions described in clause (p) of Section 10.6 or (ii) any other conversion by the Parent or the Borrower to a REIT or a TRS, in each case, shall be permitted; and
(e)the Borrower or the Parent may convert to a limited liability company under the laws of its applicable state of jurisdiction or the State of Delaware.
12.3Limitation on Sale of Assets. The Borrower will not consummate an Asset Sale, unless:
(a)the Borrower receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of, unless such Asset Sale is otherwise reasonably necessary to maintain REIT Status of BODIT or any of its Subsidiaries that are intended to qualify as REITs;
(b)either (A) immediately after giving effect to the applicable Asset Sale, the Borrower shall be in compliance on a Pro Forma Basis with an LTV that does not exceed the Maximum LTV (or, if the LTV on a Pro Forma Basis would be greater than the Maximum LTV, the LTV on a Pro Forma Basis is less than or equal to the LTV immediately prior to giving effect to the applicable Asset Sale) or (B) except in the case of a Permitted Asset Swap, if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of the greater of (a) $45,000,000 and (b) 1.5% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials, calculated on a Pro Forma Basis at the time of such disposition, at least 75% of the consideration for such Asset Sale, together with all other Asset Sales since the Closing Date (on a cumulative basis) received by the Borrower is in the form of cash or Cash Equivalents; provided that the amount of:
(i)any liabilities (as reflected on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such consolidated balance sheet, as determined in good faith by the Borrower) of the Borrower, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower and such Credit Party have been released by all applicable creditors in writing;
(ii)any securities, notes or other obligations or assets received by the Borrower or such Credit Party from such transferee that are converted by the Borrower or such Credit Party into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;
(iii)[reserved];
(iv)consideration consisting of Indebtedness of the Borrower (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Borrower or any Credit Party; and
(v)any Designated Non-Cash Consideration received by the Borrower or such Credit Party in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (E) that is at that time outstanding, not to exceed the greater of $180,000,000 or 6.0% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials, calculated on a Pro Forma Basis at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this clause (b) of this provision and for no other purpose; and
(c)no Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing.
(d)After the Borrower’s receipt of the proceeds of any Asset Sale, the Borrower or any Subsidiary may apply such proceeds in any manner not prohibited by this Agreement.

12.4Limitation on Restricted Payments.
(a)The Borrower will not, directly or indirectly (including, for the avoidance of doubt, through any Subsidiary):
(1)declare or pay any dividend or make any payment or distribution on account of the Borrower’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests;
(2)purchase, redeem, defease or otherwise acquire or retire for cash value any Equity Interests of the Borrower or any direct or indirect parent company of the Borrower, including in connection with any merger or consolidation;
(3)make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Debt of the Borrower (such payments “Restricted Debt Payments”), other than the purchase, repurchase or other acquisition of Junior Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition;
(4)make any loans to any direct or indirect parent company of the Borrower;
(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), in each case, (A) if, on a Pro Forma Basis after giving effect to such Restricted Payment, (i) the LTV would exceed the Maximum LTV or (ii) the Net Asset Value would be less than the Minimum NAV or (B) during any time in which an Event of Default has occurred and is continuing.
(b)The foregoing provisions of Section 10.4(a) will not prohibit the making of (i) distributions to the Parent to pay for ordinary course overhead and maintenance expenses in any amount not to exceed LTM Operating Expense Cap per fiscal year or (ii) Permitted Tax Distributions.
12.5Limitation on Liens. Neither the Borrower nor the Parent shall create, incur, assume or permit to exist any Lien on any Equity Interests in the Borrower other than (i) Liens in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations (the “Credit Facility Lien”), (ii) Liens that are junior to the Credit Facility Lien pursuant to the Second Lien Intercreditor Agreement, (iii) Liens that rank pari passu and on an equal and ratable basis with the Credit Facility Lien (including pursuant to the First Lien Intercreditor Agreement) and (iv) Permitted Liens; provided that there shall be no Lien senior to the Credit Facility Lien (other than Permitted Liens that are senior to the Credit Facility Lien by operation of law).1
12.6Affiliate Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including the Borrower or the Parent), except (a) the payment of fees to Sponsor for management, consulting and financial services rendered to the Parent and its Subsidiaries and customary investment banking fees paid to Sponsor for services rendered to the Parent and its Subsidiaries in connection with divestitures, acquisitions, financings and other transactions which payments are approved by a majority of the board of directors (or equivalent governing body) of the Parent or its general partner in good faith, (b) transactions permitted by Section 10.1(c)(iii) or Section 10.4, (c) consummation of the Transactions and the payment of the Transaction Expenses, (d) the issuance of any Equity Interests of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents, (e) any transaction between or among the Borrower and/or one or more of its Subsidiaries or joint venture (regardless of the form of legal entity) in which the Borrower or any of its Subsidiaries has invested (and
1 NTD: Deleted language is duplicative of the changes to the 1L ICA and 2L ICA definitions.

which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary’s ownership of Equity Interests in such joint venture or Subsidiary) to the extent permitted or not restricted by this Agreement, (f) (i) any collective bargaining agreements, employment agreements or arrangements, severance agreements or compensatory (including profit sharing) arrangements entered into by the Borrower or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Entity, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation arrangement, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, employees, consultants or independent contractors; (g) payments by the Borrower (and any direct or indirect parent thereof) and any of its Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such parent) and such Subsidiaries that are permitted under Section 10.4(b), (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers or employees of the Borrower (or any direct or indirect parent thereof) and any of its Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the Borrower or such Subsidiaries, including payroll, travel, business entertainment and similar advances to any of the foregoing Persons made in the ordinary course of business (i) transactions undertaken pursuant to membership in a purchasing consortium, (j) transactions pursuant to any agreement or arrangement as in effect as of the Closing Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Borrower in good faith), (k) customary payments by the Borrower (or any direct or indirect parent) and any Subsidiaries to Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), (l) Affiliate repurchases of the Loans, Commitments or any other debt security to the extent permitted hereunder and the holding of such Loans, Commitments or other debt security and the payments and other transactions contemplated herein in respect thereof, (m) any customary transactions effected as part of a Receivables Facility, (n) [reserved], (o) [reserved], (p) any reorganization or restructuring transactions related to the collapsing, requalification or qualification of BODIT or any Subsidiary as a REIT (including (i) the termination, creation or modification of a TRS structure, (ii) the liquidation of any REIT and the taking of any steps reasonably necessary thereto (as determined by BODIT or such applicable Subsidiary), and (iii) redemption of any preferred shareholders and conversion of the REIT into a Delaware limited liability company), (q) any other Affiliate transactions permitted under the terms of any other credit facility of any Subsidiary of Borrower which credit facility is entered into on terms that are at least as favorable to such Subsidiary as those that would be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Borrower, as certified by an Authorized Officer of the Borrower in good faith, (r) the entry into and performance of any Lease or service agreement in the ordinary course of business, or the assignment, novation, subcontracting or transfer (whether in whole or in part) of any such Lease or service agreement to any Affiliate, (s) any other ordinary course transactions entered into between the Borrower or any of its Subsidiaries with its Affiliates in accordance with past practices, including, without limitation, in connection with the use of Land or the development, ownership, lease, maintenance or operation of any of the Properties, (t) any payment made pursuant to a services agreement entered into by a Credit Party with a TRS Affiliate and (u) any transaction solely between or among the Borrower, the Parent and/or one or more of its Subsidiaries. For purposes of this Section 10.6, any transaction shall be deemed to have satisfied the requirements set forth in this Section 10.6 if such transaction is on terms that are at least substantially as favorable to the Borrower, Parent or such Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as certified by an Authorized Officer of any Credit Party in good faith.
12.7Change in Fiscal Year. The Borrower, for reporting purposes, will not change its fiscal year from its present basis as of the date hereof without the prior consent of the Administrative Agent; provided, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year specified above to conform with any applicable law, rule or regulation requiring such change, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

12.8Lines of Business. The Borrower and its Subsidiaries, taken as a whole, shall not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing (and non core incidental businesses acquired to the extent permitted or not prohibited hereunder).
12.9Mandatory Deleveraging.
(a)If (i) the LTV, as of any Calculation Date, exceeds the Maximum LTV (the fiscal quarter ending on such Calculation Date, the “Initial Quarter” and the amount by which the LTV is greater than the Maximum LTV as of such Calculation Date, the “LTV Excess”) and (ii) there are any Loans outstanding as of such Calculation Date (the occurrence of the events described in foregoing clauses (i) and (ii), a “Mandatory Deleveraging Event”), the Borrower shall cause the LTV to not exceed, as of the Calculation Date occurring during the corresponding fiscal quarter below, the amount set forth below:

Calculation Date Occurring During	LTV
First fiscal quarter after the Initial Quarter	Maximum LTV plus seventy-five percent (75%) of the LTV Excess
Second fiscal quarter after the Initial Quarter	Maximum LTV plus fifty percent (50%) of the LTV Excess
Third fiscal quarter after the Initial Quarter	Maximum LTV plus twenty-five percent (25%) of the LTV Excess
Fourth fiscal quarter after the Initial Quarter	Maximum LTV

(b)From and after the occurrence of a Mandatory Deleveraging Event until the date on which the LTV no longer exceeds the Maximum LTV (which, for the avoidance of doubt, at the Borrower’s election, may be measured as of (i) a Calculation Date or (ii) on any other date by calculating LTV on a Pro Forma Basis for any Specified Transactions that have occurred since the last Calculation Date) (the “Mandatory Deleveraging Termination Date”), the Borrower shall not make any optional prepayment on any Specified Indebtedness that is recourse to the Borrower, except in respect of any Specified Indebtedness that has a maturity or scheduled principal payment (in the case of a scheduled payment, to the extent of such scheduled payment) on or before the date falling twelve (12) months after the date of prepayment.
For the avoidance of doubt, a Mandatory Deleveraging Event shall terminate upon the occurrence of a Mandatory Deleveraging Termination Date.
Section 13.Events of Default.
Upon the occurrence of any of the following specified events (each an “Event of Default”):
13.1Payments. The Borrower shall (a) default, and such default shall continue for three (3) or more Business Days in the event of administrative or technical errors not the fault of the Borrower, in the payment when due of any principal of the Loans, or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or
13.2Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days after the earlier of (i) receipt of written notice thereof from the Administrative Agent or the Required Lenders to the Borrower or (ii) a Responsible Officer of the Borrower becoming aware thereof; or
13.3Covenants. Any Credit Party shall:
(a)default in the due performance or observance by it of any term, covenant or agreement contained in Section 10; or
(b)default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after the earlier of (i) receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders or (ii) a Responsible Officer of the Borrower becoming aware thereof; or
13.4Default Under Other Agreements. (a) The Borrower or any other Credit Party shall fail to make any payment with respect to any Specified Indebtedness (other than the Obligations) of the Borrower or any other Credit Party in an aggregate amount in excess of the greater of (x) $100,000,000 and (y) 5.0% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials (calculated on a Pro Forma Basis) (“Material Indebtedness”) beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Material Indebtedness was created or (b) without limiting the provisions of clause (a) above, any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof (an “acceleration”); provided that this clause (b) shall not apply to (w) any change of control provisions for which a customary backstop has been obtained, (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) Indebtedness which is convertible into Qualified Stock and converts to Qualified Stock in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied by the Borrower or the applicable Credit Party or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11; provided, further that, notwithstanding anything in this Section 11 to the contrary, any failure to pay such Material Indebtedness or the acceleration of any such Material Indebtedness shall not constitute an Event of Default hereunder so long as the Borrower is (x) diligently contesting such payment or acceleration by appropriate legal proceedings and adequate funds have been set aside or (y) a binding commitment is entered into resolving such failure to pay or such acceleration, in each case, in a manner reasonably satisfactory to the Administrative Agent and in an amount sufficient to repay such Material Indebtedness plus all accrued interest thereon, if applicable, at the default rate thereunder and costs of enforcement in the event of an adverse outcome; or
13.5Bankruptcy, Etc. Except as otherwise permitted by Section 10.2, any Credit Party shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against any Credit Party and the petition is not controverted within 60 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against any Credit Party and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of any Credit Party; or any Credit Party commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party; or there is commenced against any Credit Party any such proceeding or action that remains undismissed for a period of 60 days; or any Credit Party is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or any Credit Party suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Credit Party makes a general assignment for the benefit of creditors; or
13.6ERISA. An ERISA Event shall have occurred with respect to a Pension Plan or a Multiemployer Plan and such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or the assets of any Credit Party constitutes Plan Assets, or any Credit Party becomes subject to any Similar Law which such Similar Law would be violated by the transactions contemplated by this Agreement; or
13.7Guarantee. Other than as expressly permitted hereunder, any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or
13.8Security Documents; Other Credit Documents. Other than as expressly permitted hereunder, the Pledge Agreement or any other Security Document pursuant to which the assets of any Credit Party are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, solely as a result of acts or omissions of the Collateral Agent or any Lender in respect of certificates, promissory notes or instruments actually delivered to it (including as a result of the Collateral Agent’s failure to file a Uniform Commercial Code continuation statement or failure to maintain possession of any Capital Stock or Stock Equivalents that have been previously delivered to it)) or any grantor thereunder or any Credit Party shall deny or disaffirm, disavow in writing, or revoke any grantor’s or Credit Party’s obligations under the Pledge Agreement, any other Security Document or any other Credit Document or shall terminate any Credit Document (other than in accordance with its terms or the terms of the Credit Documents) or shall otherwise challenge or contest in any proceeding the validity or enforceability of any Credit Document; or
13.9Judgments. One or more final judgments or decrees shall be entered against the Borrower or any other Credit Party involving a liability in excess of the greater of (x) $100,000,000 and (y) 5.0% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials (calculated on a Pro Forma Basis) in the aggregate for all such judgments and decrees for the Borrower and the other Credit Parties (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or
13.10Change of Control. A Change of Control shall occur.
13.11Remedies Upon Event of Default. If an Event of Default occurs and is continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower except as otherwise specifically provided for in this Agreement: (a) declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitment, if any, of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind, (b) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law; (c) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (d) direct the applicable Borrower to pay (and each Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to such Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective Reimbursement Obligations for Unpaid Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding; provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Parent or the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent shall occur automatically without the giving of any such notice. Notwithstanding anything contained herein to the contrary, any time period in this Agreement to cure any actual or alleged default or Event of Default may be extended by a court of competent jurisdiction to the extent such actual or alleged default or Event of Default is the subject of litigation.
13.12Application of Proceeds. Subject to the terms of any First Lien Intercreditor Agreement and any Second Lien Intercreditor Agreement then in effect, any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Parent or the Borrower under Section 11.4 shall be applied:

(i)first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document to the extent reimbursable hereunder or thereunder;
(ii)second, to the Secured Parties, an amount (x) equal to all Obligations owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letters of Credit Outstanding on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full and Cash Collateralize all Letters of Credit Outstanding, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letters of Credit Outstanding; and
(iii)third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;
provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimburse the Borrower for Unpaid Drawings under the applicable Letters of Credit at the time of expiration with no pending drawings of all such Letters of Credit shall be applied by the Administrative Agent in the order specified in clauses (i) through (iii) above. Notwithstanding the foregoing, amounts received from any Guarantor that is not an “eligible contract participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.
Section 14.The Agents.
14.1Appointment.
(a)Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Lead Arranger and Sections 12.1, 12.9, 12.11 and 12.12 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and none of the Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.
(b)The Administrative Agent, each Lender and the Letter of Credit Issuers hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender and the Letter of Credit Issuers irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders or the Letter of Credit Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.
(c)The Lead Arranger, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.
14.2Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).
14.3Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the creation, perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. Without limiting the generality of the foregoing, (a) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.1), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law and (b) except as expressly set forth in the Credit Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity.
14.4Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it (in good faith) to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The

Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.
14.5Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.
14.6Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender, or the Letter of Credit Issuers. Each Lender and each Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
14.7Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.
14.8Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms Lender and Lenders shall include each Agent in its individual capacity.
14.9Successor Agents.
(a)Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Sections 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (other than any Disqualified Lender). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent); provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.
(b)If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition of Lender Default, the Required Lenders may to the extent permitted by applicable law, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the consent of the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders (with the consent of the Borrower as required above) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Letter of Credit Issuers under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender and each Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph (and otherwise subject to the terms above). Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation or removal of BANA as the Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation or removal of BANA as the Collateral Agent. The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.
(d)Any resignation by or removal of BANA as the Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation or removal as a Letter of Credit Issuer; provided that, for the avoidance of doubt, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuers hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Letter of Credit Issuer and all L/C Obligations with respect thereto (including the right to require L/C Participants to make Revolving Credit Loans pro rata based on their Revolving Credit Commitment Percentages of the applicable Unpaid Drawing pursuant to Section 3.4(a)). Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit issued by such Affiliate of the Administrative Agent or the Administrative Agent, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.
14.10Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such

Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so), fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax, including penalties, additions to Tax and interest, together with all reasonable expenses incurred, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Credit Document or otherwise against any amount due to the Administrative Agent under this Section 12.10. The agreements in Section 12.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.10, the term “Lender” includes the Letter of Credit Issuers.
14.11Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the termination of all Commitments and Letters of Credit (other than Letters of Credit that were Cash Collateralized) and the payment in full of all Obligations (except for contingent indemnification obligations in respect of which a claim has not yet been made, Secured Hedge Obligations and Secured Cash Management Obligations and Obligations under Letters of Credit that have been Cash Collateralized), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (iii) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents, (v) [reserved] or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) [reserved]; (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clauses (f), (g) and (h) of the definition of Permitted Lien; and (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including any First Lien Intercreditor Agreement and any Second Lien Intercreditor Agreement.
The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.
Any amount due and payable by the Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.
14.12Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the

Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. No holder of Secured Hedge Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its (or its Affiliate’s) capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable counterparty to such Secured Hedge Obligations and Secured Cash Management Obligations, as the case may be. Notwithstanding the foregoing, each Lender expressly and irrevocably waives any right to take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or assert any other cause of action against any Credit Party (including the exercise of any right of set-off, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings or any other cause of action, or otherwise commence any remedial procedures, in each case in its capacity as a Lender, against the Borrower and/or any of their respective Subsidiaries with respect to any Collateral, unless (x) such action is taken, to the extent permitted under the Credit Documents and at the direction of, if applicable, the Required Lenders, Required Revolving Credit Lenders or a Letter of Credit Issuer or (y) taken with the prior written consent of the Required Lenders or, at the direction of the Required Lenders and the Administrative Agent and/or the Collateral Agent, as applicable, in each case, which shall not be withheld in contravention of this Section 12; provided, that, for the avoidance of doubt, this provision may be enforced against any Lender by the Required Lenders, the Agents or the Borrower (or any of their Affiliates) and each Lender and the Agents expressly acknowledge that this provision shall be available as a defense of the Borrower (or any of their Affiliates) in any action, proceeding, cause of action or remedial procedure.
14.13Intercreditor Agreements Govern. The Administrative Agent, the Collateral Agent, and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each intercreditor agreement (including any First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof.  In the event of any conflict or inconsistency between the provisions of each such intercreditor agreement (including any First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement shall control.
14.14Acknowledgements of Lenders.
(a)Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within five Business Days of the date of receipt of such Erroneous Payment by the applicable Lender), such Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such

Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the Overnight Rate from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 12.14 shall be conclusive, absent manifest error.
(b)Each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Erroneous Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the Overnight Rate from time to time in effect.
(c)In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clauses (a) and (b), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any payment recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an electronic platform approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes issued under Section 2.5(f) evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(d)The parties hereto agree that an Erroneous Payment shall not, in and of itself, be deemed to pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying any Obligations owed by the Borrower or any other Credit Party.
(e)Notwithstanding anything to the contrary herein or in any other Credit Document, this Section 12.14 will not create any additional Obligations of the Credit Parties’ under the Credit Documents or otherwise increase or alter such Obligations (other than having consented to the assignment referenced in Section 12.14(c)).
(f)Each party’s obligations under this Section 12.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.
Section 15.Miscellaneous.
15.1Amendments, Waivers, and Releases. Except as otherwise expressly set forth in the Credit Documents, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Section 2.14 or the fourth and fifth and sixth paragraphs hereof, and other than with respect to any amendment, modification or waiver contemplated in the second proviso below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of the principal, interest or fees payable of any Loan or extend any scheduled payment date thereof or the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(g)), or forgive any portion thereof, or extend the date for the payment, of any principal hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the final expiration date of any Letter of Credit beyond the L/C Facility Maturity Date or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby, or reduce or forgive the amount of any Unpaid Drawings or other amounts owed under this Agreement, or extend the payment date of any Unpaid Drawings, interest, fees or any other amounts owed under the Agreement; provided that a waiver of any condition precedent in Section 6 or Section 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, or any modification, waiver or amendment of any financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), (ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.2), in each case without the written consent of each Lender directly and adversely affected thereby, (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of such Letter of Credit Issuer to the extent such amendment, modification or waiver directly and adversely affects the Letters of Credit Issuer, (v)  release Parent under the Guarantee (except as expressly permitted by the Guarantee, a First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) or this Agreement) in any transaction or series of related transactions or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents, the First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) or this Agreement) in any transaction or series of related transactions, or release the Borrower or Parent from its respective obligations under the Credit Documents

(except as expressly permitted by the Credit Documents), in each case, without the prior written consent of each Lender, (vi) (x) reduce the percentages specified in the definitions of the term Required Lenders or Required Revolving Credit Lenders or otherwise amend or modify the definitions of Required Lenders or Required Revolving Credit Lenders, or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, or (y) notwithstanding anything to the contrary in this proviso, (I) extend the final expiration date of any Lender’s Commitment or (II) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender, (vii) amend any provisions of Section 2.5, Section 2.16(a)(ii), Section 11.12 or Section 13.8(a) in a manner that would alter the pro rata sharing of payments required thereby or that would change the provisions of such sections relating to the application of proceeds without the prior written consent of each Lender directly and adversely affected thereby or (viii) subordinate the Liens securing all or substantially all of the Collateral to the Liens securing any other Indebtedness for borrowed money of a Credit Party which is secured by Liens on all or substantially all of the Collateral in each case, other than in connection with (i) debtor-in-possession Indebtedness or (ii) any Indebtedness with respect to which each then-existing Lender is offered the opportunity (on a ratable basis) to provide such Indebtedness on the same terms and conditions as other persons providing such Indebtedness; provided that, each such existing Lender shall have ten (10) days following such offer to consider such opportunity; provided, further, that if any such existing Lender does not accept an offer to provide its pro rata share of such Indebtedness at the end of such ten (10) day period, such existing Lender shall be deemed to have declined such offer.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended, nor amounts owed to such lender reduced, or the final maturity thereof extended, without the consent of such Lender and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately and adversely from the other Lender of the same Class (other than because of its status as a Defaulting Lender).
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.
Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans.
Notwithstanding the foregoing, this Agreement may be amended:
(i)with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of the Revolving Credit Commitment or any Additional Revolving Credit Commitments under the applicable Class (a “Replaced Revolving Facility”)

with a replacement revolving facility hereunder (a “Replacement Revolving Facility”); provided that:
(A)the aggregate principal amount of such Replacement Revolving Facility shall not exceed the aggregate principal amount of such Replaced Revolving Facility, plus the amount of accrued interest and premium thereon, any committed but undrawn amounts and underwriting discounts, fees, commissions and expenses associated therewith,
(B)no Replacement Revolving Facility shall have a final maturity date (or require commitment reductions) prior to the final maturity date of such Replaced Revolving Facility at the time of such refinancing,
(C)the Replacement Revolving Facility shall be pari passu or junior in right of payment and pari passu or junior in right of security with the remaining portion of the relevant Revolving Credit Commitments or Additional Revolving Credit Commitments (provided that if pari passu or junior as to payment or Collateral, such Replacement Revolving Facility shall be subject to a First Lien Intercreditor Agreement or a Second Lien Intercreditor Agreement, as applicable), or be unsecured,
(D)if any such Replacement Revolving Facility is secured, it shall not be secured by any assets other than the Collateral (unless such assets substantially concurrently become part of the Collateral),
(E)if any such Replacement Revolving Facility is guaranteed, it shall not be guaranteed by any Person other than one or more Credit Parties (unless such Person substantially concurrently becomes a Credit Party),
(F)any such Replacement Revolving Facility shall be subject to the same “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Credit Loans provided for in Section 2.14(g), mutatis mutandis, to the same extent as if fully set forth herein,
(G)such Replacement Revolving Facilities shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders providing such Replacement Revolving Facilities,
(H)the other terms and conditions of such Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity date, subject to preceding clauses (B) through (G)) shall as agreed between the Borrower and the lenders providing such Replacement Revolving Facilities;
provided, further, that, in respect of clause (i) above, any Affiliated Institutional Lender (but not Affiliated Lender) may provide any Replacement Revolving Facility.
Each of the parties hereto hereby agrees that, upon the effectiveness of any refinancing amendment, this Agreement shall be amended by the Borrower, the Administrative Agent and the lenders providing the relevant Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Revolving Facility, as applicable, incurred pursuant thereto (including any amendments necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and Commitments hereunder).  It is understood that any Lender approached to provide all or a portion of any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Revolving Facility.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for (w) contingent indemnification obligations in respect of which a claim has not yet been made, (x) any Secured Hedge Obligations, (y) Cash Collateralized Letters of Credit pursuant to arrangements reasonably acceptable to such Letter of Credit Issuer and (z) any Secured Cash Management Obligations), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to (and upon reasonable request of the Borrower shall promptly) execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.
Notwithstanding anything herein to the contrary, the Credit Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Administrative Agent.
Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility or extension facility pursuant to Section 2.14 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to any First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement or other intercreditor agreement, subordination agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement or such other intercreditor agreement, subordination agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent in consultation with the Borrower, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to such Letter of Credit Issuer in respect of issuances of Letters of Credit) and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.
Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Credit Parties by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.
Notwithstanding anything to the contrary herein, the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Credit Documents or to enter into additional Credit Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Sections 2.6(c) and 2.18 in accordance with the terms of Sections 2.6(c) and 2.18.
15.2Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(a)if to the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers or Sponsor, to the address, facsimile number, electronic mail address or telephone numbers specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(b)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address,

facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent and the Letter of Credit Issuers.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 shall not be effective until received.
15.3No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.
15.4Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
15.5Payment of Expenses; Indemnification.
(a)The Borrower agrees (i) to pay or reimburse each of the Agents (promptly upon written demand (with reasonably supporting detail if the Borrower shall so request)) for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, and in the case of legal fees and expenses limited to the reasonable fees, disbursements and other charges of Dechert LLP (or such other counsel as may be agreed by the Administrative Agent and the Borrower), and, if reasonably necessary, of a single firm of local counsel in each relevant local jurisdiction, other than allocated costs of in-house counsel, and such other counsel retained with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), (ii) to pay or reimburse each Agent and each Lender for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, and in the case of legal fees and expenses limited to the reasonable fees, disbursements and other charges of one firm of counsel to the Administrative Agent, the Collateral Agent and the Lenders, and, to the extent required, one firm or local counsel in each relevant local jurisdiction with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) (which may include a single special counsel acting in multiple jurisdictions), and (iii) to pay, indemnify and hold harmless each Lender, each Agent, each Letter of Credit Issuer and their respective Related Parties (without duplication) (the “Indemnified Persons”) from and against any and all losses, claims, damages liabilities, obligations, demands, actions, judgments, suits, costs, expenses, disbursements or penalties of any nature whatsoever regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by the Borrower or any other Person, (and the reasonable and documented out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnified Person), and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any such Indemnified Person arising out of or relating to any claim, litigation, investigation or other proceeding (including any inquiry of investigation of the foregoing) (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the

Borrower, any of its Subsidiaries or any other Person), arising out of, or with respect to the Transactions or to the execution, enforcement, delivery, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence or Release or threatened Release of or exposure of any Person to Hazardous Materials or any Environmental Claim or Environmental Liability relating in any way to the Borrower or any of its Subsidiaries (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent arising from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of the obligations of such Indemnified Person or any of its Related Parties under the terms of this Agreement by such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction or (iii) any proceeding between and among Indemnified Persons that does not involve an act or omission by the Borrower; provided the Agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that neither of the exceptions set forth in clause (i) or (ii) of the immediately preceding proviso applies to such person at such time. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.
(b)No Credit Party nor any Indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnification obligations to the Indemnified Persons pursuant to Section 13.5(a) in respect of damages incurred or paid by an Indemnified Person to a third party. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its Related Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction.
This Section 13.5 shall apply with respect to Taxes only to the extent they represent losses, claims, damages, etc., arising from any non-Tax claim.
15.6Successors and Assigns; Participations and Assignments.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.2, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for (1)  an assignment of Revolving Credit Commitments or Revolving Credit Loans to (X) a Revolving Credit Lender, (Y) an Affiliate of a Revolving Credit Lender or (Z) an Approved Fund of a Revolving Credit Lender, or (2) an assignment of Loans or Commitments to any assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Borrower) has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)[reserved]; and
(C)the Administrative Agent (not to be unreasonably withheld or delayed) and, in the case of Revolving Credit Commitments or Revolving Credit Loans only, each Letter of Credit Issuer.
Notwithstanding the foregoing, no such assignment shall be made (i) to a natural Person, Disqualified Lender or Defaulting Lender without the Borrower’s consent and (ii) with respect to the Revolving Credit Commitments, to the Parent or any of its Subsidiaries or any Affiliated Lender (but for the avoidance of doubt, may be made to an Affiliated Institutional Lender). For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Lenders at any time; provided that the Administrative Agent shall not disclose, verbally or in writing, the list of entities that are Disqualified Lenders except that in connection with an assignment, the Administrative Agent may confirm (verbally and in writing), upon the request of any Lender, whether a potential assignee is a Disqualified Lender (so long as such Lender agrees to keep such identity confidential).
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than, with respect to any Revolving Credit Loans, $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that such recordation fee shall not be payable in the case of assignments by any Affiliate of the Lead Arranger; and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e)).
For the avoidance of doubt, the Administrative Agent bears no responsibility for tracking or monitoring assignments to or participations by any Affiliated Lender.
(ii)Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.
(iii)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) and any payment made by the Letter of Credit Issuers under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Letter of Credit Issuers (with respect to Revolving Credit Lenders only), the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).
(c)(i)    Any Lender may, without the consent of the Administrative Agent, any other Lender, the Letter of Credit Issuers or the Borrower (provided that Borrower’s consent (such consent not to be unreasonably withheld or delayed) shall not be required solely in the case no voting interests are transferred or participated therewith or at any time that an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing), sell participations to one or more banks or other entities (other than (x) a natural person, (y) the Borrower and its Subsidiaries and (z) any Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Disqualified Lenders or the sales of participations thereto at any time; provided that the Administrative Agent shall not disclose, verbally or in writing, the list of entities that are Disqualified Lenders except that in connection with a participation, the Administrative Agent may confirm (verbally and in writing), upon the request of any Lender, whether a potential participant is a Disqualified Lender (so long as such Lender agrees to keep such identity confidential). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (x)(i) of the first proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided solely to the participating Lender)). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.
(i)A Participant shall not be entitled to receive any greater payment under Section 2.10, 3.5 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of such participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld), except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation, or any Granting Lender that grants a Loan to an SPV, shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant or SPV and the principal amounts (and stated interest amounts) of each Participant’s or SPV’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation or granted Loan for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or SPV, or any information relating to a Participant’s or SPV’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(d)Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee (other than any Disqualified Lender) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
(f)The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(g)SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e)  of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided solely to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).
15.7Replacements of Lenders Under Certain Circumstances.
(a)The Borrower shall be permitted (x) to replace any Lender or (y) terminate the Commitment of such Lender or any Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuers), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date or backstop on terms satisfactory to such Letter of Credit Issuer or cause to be cancelled any Letters of Credit issued by it that (a) requests reimbursement for amounts owing pursuant to Sections 2.10, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirements of Law, (ii) no Event of Default under Sections 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Sections 2.10, 3.5 or 5.4, as the case may be, owing to such replaced Lender immediately prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, an Affiliate of the Lender, an Affiliated Lender or Approved Fund, Sponsor or an Affiliated Institutional Lender, and the terms and conditions of such replacement shall be reasonably satisfactory to the Administrative Agent, (v) the replacement bank or institution, if not already a Lender, shall be subject to the provisions of Section 13.6(b), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that unless otherwise agreed the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
(b)If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least 50.1% of the directly and adversely affected Lenders) shall have granted their consent, then, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or to terminate the Commitment of such Lender or such Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuers), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date or backstop on terms satisfactory to such Letter of Credit Issuer or cause to be cancelled any Letters of Credit issued by it; provided that (a) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.
15.8Adjustments; Set-off.
(a)Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties but with the prior consent of the Administrative Agent, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
15.9Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts shall be an original, but all of which shall together constitute one and the same instrument.  This Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronics Signature and Records Act or other electronic transmission of the relevant signature pages hereof, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement through electronic mean and that there are no restrictions for doing so in that party’s constitutive documents. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
15.10Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
15.11Integration. This Agreement and the other Credit Documents represent the agreement of the Parent, the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Parent, the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
15.12GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
15.13Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:
(a)submits for itself and its property in any legal action or proceeding (whether in tort, contract, law or equity) relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)consents that any such action or proceeding (whether in tort, contract, law or equity) may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;
(c)agrees that service of process in any such action or proceeding (whether in tort, contract, law or equity) may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;
(d)agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings (whether in tort, contract, law or equity) or otherwise proceed against the Borrower or any other Credit Party in any other jurisdiction; and
(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding (whether in tort, contract, law or equity) referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.
15.14Acknowledgments. Each of the Parent and the Borrower hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Credit Documents;
(b)
(i)the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);
(ii)in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees, or any other Person;
(iii)none of the Administrative Agent or any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents;

(iv)the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and
(v)neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby agrees that it will not claim that any Agent owes a fiduciary or similar duty to the Credit Parties in connection with the Transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and
(c)no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.
15.15WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
15.16Confidentiality. The Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each a “Restricted Person”) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing under this Section 13.16, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (e) to the extent that such Confidential Information was already in the possession of the Restricted Persons prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information, (f) to such Restricted Person’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors, and other experts or agents who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers (or other derivative transaction counterparties) (any such person, a “Derivative Counterparty”), credit insurance providers and brokers, participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16), (h) to any other party hereto, or (i) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; provided that (i) the disclosure of any such Confidential Information to any Lenders, Derivative Counterparties or prospective Lenders, Derivative Counterparties or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, Derivative Counterparty or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense, or (i) to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facility to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16). Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other than the Borrower, its Subsidiaries or its Affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries, and (iv) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents. For the avoidance of doubt, nothing herein shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, the “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 13.16 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
15.17Direct Website Communications. The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail)

the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Borrower, any other Credit Party, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.
(a)The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.
(b)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents as determined in the final non-appealable judgment of a court of competent jurisdiction.
(c)The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Parent, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower have indicated contains only publicly available information with respect to the Parent may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Parent, its Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information; provided, however, that the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of the

Credit Facility and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a), (a) and (c).
15.18USA PATRIOT Act. Each Lender hereby notifies each Credit Party that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws.
15.19Judgment Currency. This is an international financial transaction in which the specification of a currency and payment in New York is of the essence. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the “Other Currency”), to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal banking procedures, purchase Dollars with the Other Currency on the Business Day preceding that on which final judgment is given. The obligation of each Credit Party in respect of any such sum due from it to the Secured Parties hereunder pursuant to any judgement shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Administrative Agent receives any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with the Other Currency. If the Dollars so purchased are less than the sum originally due to the Secured Parties in Dollars, each Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss, and if the Dollars so purchased exceed the sum originally due to the Secured Parties in U.S. Dollars, the Secured Parties agrees to remit to the Credit Parties such excess.
15.20Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
15.21No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
15.22Nature of Borrower Obligations.
(a)Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all of the Borrower’s Obligations to repay principal of, interest on, and all other amounts with respect to, all Loans, L/C Obligations and all other Obligations of the Borrower pursuant to this Agreement (including, without limitation, all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Commitments) shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantee.
(b)The obligations of the Borrower with respect to the Borrower’s Obligations are independent of the obligations of any Guarantor under its guaranty of the Borrower’s Obligations, and a separate action or actions may be brought and prosecuted against the Borrower, whether or not any such Guarantor is joined in any such action or actions. The Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.
(c)The Borrower authorizes the Administrative Agent and the Lenders without notice or demand (except as shall be required by the Credit Documents and applicable statute that cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:
(i)exercise or refrain from exercising any rights against any Guarantor or others or otherwise act or refrain from acting;
(ii)apply any sums paid by any other Person, howsoever realized or otherwise received to or for the account of the Borrower to any liability or liabilities of such other Person regardless of what liability or liabilities of such other Person remain unpaid; and/or
(iii)consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Person.
(d)It is not necessary for the Administrative Agent or any other Lender to inquire into the capacity or powers of the Borrower or any of its Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf.
(e)The Borrower waives any right to require the Administrative Agent or the other Lenders to (i) proceed against any Guarantor or any other party, (ii) proceed against or exhaust any security held from any Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s or the Lenders’ power whatsoever. The Borrower waives any defense based on or arising out of suretyship or any impairment of security held from the Borrower, any Guarantor or any other party or on or arising out of any defense of any Guarantor or any other party other than payment in full in cash of the Obligations of the Credit Parties, including, without limitation, any defense based on or arising out of the disability of any Guarantor or any other party, or the unenforceability of the Obligations of the Borrower or any part thereof from any cause, in each case other than as a result of the payment in full in cash of the Obligations of the Borrower.
(f)All provisions contained in any Credit Document shall be interpreted consistently with this Section 13.22 to the extent possible.
15.23Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
15.24Acknowledgment Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 13.24, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
15.25Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto to the Administrative Agent that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent such Lender and the Borrower, provided that the Borrower shall not unreasonably withhold its consent.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this

Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
BLUE OWL DIGITAL INFRASTRUCTURE OPERATING PARTNERSHIP LP
as the Parent
By: Blue Owl Digital Infrastructure Trust
Its: General Partner
By: /s/ Kevin Halleran
Name: Kevin Halleran
Title: Chief Financial Officer
BODIT SPV LLC
as the Borrower

By: Blue Owl Digital Infrastructure Operating Partnership LP
Its: Member
By: Blue Owl Digital Infrastructure Trust
Its: General Partner
By:     /s/ Kevin Halleran
Name: Kevin Halleran
Title: Chief Financial Officer
[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent
By:     /s/ Denise Jones
Name: Denise Jones
Title: Vice President
BANK OF AMERICA, N.A.,
as Collateral Agent
By:     /s/ Suzanne Pickett
Name: Suzanne Pickett
Title: Senior Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.
as a Letter of Credit Issuer and a Lender
By:     /s/ Suzanne Pickett
Name: Suzanne Pickett
Title: Senior Vice President

[Signature Page to Credit Agreement]